As filed with the Securities and Exchange Commission on December 15, 2009
Registration No. 333-162980
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Allis-Chalmers Energy Inc.
(Exact name of registrant as specified in its charter)

Delaware	39-0126090
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Co-Registrants
(see next page)

5075 Westheimer, Suite 890 Houston, Texas 77056 (713) 369-0550 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Victor M. Perez
Chief Financial Officer
5075 Westheimer, Suite 890
Houston, Texas 77056
(713) 369-0550
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Robert V. Jewell
Henry Havre
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
(713) 220-4200

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement, as determined in light of market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
	Aggregate
Title of Each Class of	Offering Price	Amount of
Securities to be Registered	(1)(2)(3)(4)	Registration Fee
Common Stock of Allis-Chalmers Energy Inc.(6)
Preferred Stock of Allis-Chalmers Energy Inc.(7)
Senior Debt Securities of Allis-Chalmers Energy Inc.(8)
Subordinated Debt Securities of Allis-Chalmers Energy Inc.(9)
Guarantees of Debt Securities Issued by Allis-Chalmers Energy Inc.(10)
Warrants of Allis-Chalmers Energy Inc.(11)
Rights of Allis-Chalmers Energy Inc.(12)
Units of Allis-Chalmers Energy Inc.(13)
Total	$1,500,000,000	$83,700(5)

(Footnotes on next page)

(Continued from table on previous page)

(1)	The proposed maximum offering price per unit will be determined from time to time by Allis-Chalmers Energy Inc. in connection with, and at the time of, the issuance of the securities registered hereunder.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3)	In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed $1,500,000,000. Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. This total amount also includes such securities as may, from time to time, be issued upon conversion or exchange of securities registered hereunder, to the extent any such securities are, by their terms, convertible into or exchangeable for other securities.

(4)	Not specified as to each class of securities to be registered pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, as amended.

(5)	Pursuant to Rule 415(a)(6) and Rule 457(p) under the Securities Act of 1933, as amended, Allis-Chalmers Energy Inc. hereby offsets the total registration fee due under this registration statement by the amount of the filing fee associated with the unsold securities from its previously filed registration statement on Form S-3, filed with the Securities and Exchange Commission on December 1, 2006 (SEC File No. 333-139058), registering securities for a maximum aggregate offering price of $1,500,000,000 (the “Prior Registration Statement”). Of that amount, Allis-Chalmers Energy Inc. sold shares of common stock for an aggregate offering price of $145,386,610, leaving a balance of unsold securities with an aggregate offering price of $1,354,613,390. The associated filing fee for such unsold securities, calculated under Rule 457(o) and using the filing fees in effect when the Prior Registration Statement was filed, is $144,943.63, which is hereby used to offset the current registration fee due. Accordingly, the $83,700 registration fee currently due for this registration statement has been paid in full by offset against the balance of the fee paid for the Prior Registration Statement.

(6)	Subject to note (3) above, an indeterminate number of shares of common stock of Allis-Chalmers Energy Inc. as may be sold from time to time are being registered hereunder. Also includes such indeterminate number of shares of common stock as may be (a) issued upon conversion, redemption or exchange for any debt securities or preferred stock that provide for conversion or exchange into common stock or (b) issued upon exercise and settlement of any warrants. The aggregate amount of common stock registered under this registration statement is limited to that which is permissible under Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended.

(7)	Subject to note (3) above, an indeterminate number of shares of preferred stock of Allis-Chalmers Energy Inc. as may be sold from time to time are being registered hereunder. Also includes such indeterminate number of shares of preferred stock as may be (a) issued upon conversion, redemption or exchange for any debt securities that provide for conversion or exchange into preferred stock or (b) issued upon exercise and settlement of any warrants.

(8)	Subject to note (3) above, an indeterminate principal amount of senior debt securities of Allis-Chalmers Energy Inc. as may be sold from time to time are being registered hereunder. If any senior debt securities of Allis-Chalmers Energy Inc. are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $1,500,000,000, less the dollar amount of any securities previously issued hereunder.

(9)	Subject to note (3) above, an indeterminate principal amount of subordinated debt securities of Allis-Chalmers Energy Inc. as may be sold from time to time are being registered hereunder. If any subordinated debt securities of Allis-Chalmers Energy Inc. are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $1,500,000,000, less the dollar amount of any securities previously issued hereunder.

(10)	No separate consideration will be received for any guarantee of debt securities. Accordingly, pursuant to Rule 457(n) of the Securities Act of 1933, as amended, no separate filing fee is required.

(11)	Subject to note (3) above, an indeterminate number of warrants of Allis-Chalmers Energy Inc. as may be sold from time to time are being registered hereunder. Warrants may be exercised to purchase common stock, preferred stock, debt securities (which may or may not be guaranteed pursuant to guarantees) or units.

(12)	Subject to note (3) above, an indeterminate number of rights of Allis-Chalmers Energy Inc. as may be sold from time to time are being registered hereunder. Rights may be exercised to purchase common stock, preferred stock, debt securities (which may or may not be guaranteed pursuant to guarantees) and units.

(13)	Subject to note (3) above, an indeterminate number of units of Allis-Chalmers Energy Inc. as may be sold from time to time are being registered hereunder. Units may consist of any combination of common stock, preferred stock, debt securities (which may or may not be guaranteed pursuant to guarantees), rights or warrants.

Each Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The following are co-registrants that may guarantee the debt securities:

	State or Other	I.R.S.
	Jurisdiction of	Employer
Exact Name of Co-Registrant	Incorporation or	Identification
as Specified in its Charter	Organization	Number

AirComp LLC	Delaware	76-0632145
Allis-Chalmers Directional Drilling Services LLC	Texas	76-0490913
Allis-Chalmers Drilling LLC	Delaware	26-4577254
Allis-Chalmers Holdings Inc.	Delaware	20-4002534
Allis-Chalmers Management LLC	Texas	20-4002561
Allis-Chalmers Production Services LLC	Texas	75-2956148
Allis-Chalmers Rental Services LLC	Texas	74-2005637
Allis-Chalmers Tubular Services LLC	Texas	74-2212869
Petro-Rentals LLC	Louisiana	72-1121087
Rebel Rentals LLC	Louisiana	72-0800183

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 15, 2009
PROSPECTUS
$1,500,000,000

ALLIS-CHALMERS ENERGY INC.

COMMON STOCK
PREFERRED STOCK
SENIOR DEBT SECURITIES
SUBORDINATED DEBT SECURITIES
GUARANTEES
WARRANTS
RIGHTS
UNITS

By this prospectus, we may from time to time offer and sell in one or more offerings up to an aggregate of $1,500,000,000 of the following securities:

(1) shares of common stock;

(2) shares of preferred stock, in one or more series, which may be convertible into or exchangeable for debt securities or common stock;

(3) senior debt securities, which may be convertible into or exchangeable for common stock or preferred stock;

(4) subordinated debt securities, which may be convertible into or exchangeable for common stock or preferred stock;

(5) guarantees of debt securities issued by Allis-Chalmers Energy Inc.;

(6) warrants to purchase common stock, preferred stock, debt securities (which may or may not be guaranteed pursuant to guarantees) or units;

(7) rights to purchase common stock, preferred stock, debt securities (which may or may not be guaranteed pursuant to guarantees) and units; and/or

(8) units consisting of any combination of common stock, preferred stock, debt securities (which may or may not be guaranteed pursuant to guarantees), rights or warrants.

This prospectus provides a general description of the securities we may offer. Supplements to this prospectus will provide the specific terms of the securities that we actually offer, including the offering prices. You should carefully read this prospectus, any applicable prospectus supplement and any information under the headings “Where You Can Find More Information” and “Incorporation by Reference” before you invest in any of these securities. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

We may sell these securities to or through underwriters, to other purchasers and/or through agents. Supplements to this prospectus will specify the names of any underwriters or agents.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “ALY.”

Investing in our securities involves risks. Please read and carefully consider each of the factors described under “Risk Factors” beginning on page 2 of this prospectus, as well as in any applicable prospectus supplement or any documents incorporated by reference herein or therein in determining whether to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is          , 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total offering price of $1,500,000,000. This prospectus provides you with a general description of the securities that we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the securities covered by this prospectus in any state where the offer is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement and any other document incorporated by reference is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Under no circumstances should the delivery to you of this prospectus or any offer or sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

i

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “Allis-Chalmers,” “we,” “us,” and “our” mean Allis-Chalmers Energy Inc. and its wholly owned subsidiaries. In this prospectus, we sometimes refer to the debt securities, common stock, preferred stock, warrants, rights, units and guarantees collectively as the “securities.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933, as amended, which we refer to as the Securities Act, that registers the issuance and sale of the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public through the SEC’s web site at http://www.sec.gov. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our web site at http://www.alchenergy.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our web site is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of current reports on Form 8-K or other applicable SEC rules) rather than filed:

•	our annual report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 9, 2009, as amended by Amendment No. 1 to such report, as filed with the SEC on April 30, 2009;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2009, as filed with the SEC on May 8, 2009;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2009, as filed with the SEC on August 6, 2009;

•	our quarterly report on Form 10-Q for the quarter ended September 30, 2009, as filed with the SEC on November 5, 2009;

•	our current reports on Form 8-K, as filed with the SEC on January 5, 2009, January 7, 2009, March 13, 2009, April 9, 2009, May 27, 2009, June 2, 2009, July 1, 2009, August 11, 2009, September 2, 2009 and October 16, 2009; and

•	the description of our common stock set forth in our registration statements pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until our offerings hereunder are completed, or after the date of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, will be deemed to be incorporated by reference into this prospectus and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

We will provide to each person, including any beneficial owner to whom a prospectus is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

Allis-Chalmers Energy Inc.
5075 Westheimer, Suite 890
Houston, Texas 77056
(713) 369-0550
Attn: Investor Relations

CAUTIONARY STATEMENT
REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act regarding our business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements. However, these are not the exclusive means of identifying forward-looking statements. Although forward-looking statements contained in this prospectus reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact us are described in “Risk Factors” beginning on page 2. You should read that section carefully. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update publicly any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus or currently unknown facts or conditions or the occurrence of unanticipated events.

Important factors that may affect our expectations, estimates or projections include:

•	the impact of the weak economic conditions and the future impact of such conditions on the oil and gas industry and demand for our services;

•	the unexpected future capital expenditures (including amount and nature thereof);

•	unexpected difficulties in integrating our operations as a result of any significant acquisitions;

•	adverse weather conditions in certain regions;

•	the impact of political disturbances, war, or terrorist attacks and changes in global trade policies;

•	the availability (or lack thereof) of capital to fund our business strategy and/or operations;

•	the potential impact of the loss of one or more key employees;

•	the effect of environmental liabilities that are not covered by an effective indemnity or insurance; the impact of current and future laws;

•	the effects of competition; and

•	the effects of our indebtedness, which could adversely restrict our ability to operate, could make us vulnerable to general adverse economic and industry conditions, could place us at a competitive disadvantage compared to our competitors that have less debt, and could have other adverse consequences.

INDUSTRY AND MARKET DATA

We have obtained some industry and market share data from third-party sources that we believe are reliable. In many cases, however, we have made statements in this prospectus (or in documents incorporated by reference in this prospectus) regarding our industry and our position in the industry based on estimates made based on our experience in the industry and our own investigation of market conditions. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that the industry and market data included or incorporated by reference in this prospectus, and estimates and beliefs based on that data, may not be reliable. We cannot, and the underwriters cannot, guarantee the accuracy or completeness of any such information.

DEFINITIONS

“air drilling”	A technique in which oil, natural gas, or geothermal wells are drilled by creating a pressure within the well that is lower than the reservoir pressure. The result is increased rate of penetration, reduced formation damage, and reduced drilling costs.

“blow out preventors”	A large safety device placed on the surface of an oil or natural gas well to control high pressure well bores.

“booster”	A machine that increases the pressure and/or volume of air when used in conjunction with a compressor or a group of compressors.

“capillary tubing”	A small diameter tubing installed in producing wells and through which chemicals are injected to enhance production and reduce corrosion and other problems.

“casing”	A pipe placed in a drilled well to secure the well bore and formation.

“choke manifolds”	An arrangement of pipes, valves and special valves on the rig floor that controls pressure during drilling by diverting pressure away from the blow out preventors and the annulus of the well.

“coiled tubing”	A small diameter tubing used to service producing and problematic wells and to work in high pressure applications during drilling, production and workover operations.

“directional drilling”	The technique of drilling a well while varying the angle of direction of a well and changing the direction of a well to hit a specific target.

“double studded adapter”	A device that joins two dissimilar connections on certain equipment, including valves, piping, and blow out preventors.

“drill pipe”	A pipe that attaches to the drill bit to drill a well.

“foam unit”	A compressor, a booster, a mist pump and a fuel tank all mounted together on one flat bed trailer to be used for completion, workover and/or shallow drilling operations. Foam units are designed to provide a small footprint and easy transport.

“horizontal drilling”	The technique of drilling wells at a 90-degree angle.

“land drilling rig”	Composed of a drawworks or hoist, a derrick, a power plant, rotating equipment and pumps to circulate the drilling fluid and the drill string.

“laydown machines”	A truck mounted machine used to move drill pipe, casing and tubing onto a pipe rack (from which a derrick crane lifts the drill pipe, casing and tubing and inserts it into the well).

“measurement-while-drilling”	The technique used to measure direction and angle while drilling a well.

“mist pump”	A drilling pump that uses mist as the circulation medium for injecting small amounts of foaming agent, corrosion agent and other chemical solutions into the well.

“pulling rig”	A type of well-servicing rig used to pull downhole equipment, such as tubing, rods or the pumps from a well, and replace them when necessary. A pulling rig is also used to set downhole tools and perform lighter jobs.

“service rig”	A type of well-servicing rig which can function as either a workover or as a pulling rig.

“spacer spools”	High pressure connections or links which are stacked to elevate the blow out preventors to the drilling rig floor.

“spiral heavy weight drill pipe”	A heavy drill pipe used for special applications primarily in directional drilling. The “spiral” design increases flexibility and penetration of the pipe.

“straight hole drilling”	The technique of drilling that allows very little or no vertical deviation.

“test plugs”	A device used to test the connections of well heads and blow out preventors.

“torque turn service” or “torque turn equipment”	A monitoring device to insure proper makeup of the casing.

“tubing”	A pipe placed inside the casing to allow the well to produce.

“tubing work strings”	The tubing used on workover rigs through which high pressure liquids, gases or mixtures are pumped into a well to perform production operations.

“wear bushings”	A device placed inside a wellhead to protect the wellhead from wear.

“workover rigs”	Similar to a land drilling rig, however, they are smaller than the drilling rig for the same depth of well. These rigs are used to complete the drilled wells or to repair them whenever necessary.

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ALLIS-CHALMERS ENERGY INC.

We are a multi-faceted oilfield service company that provides services and equipment to oil and natural gas exploration and production companies throughout the United States, including Texas, Oklahoma, Louisiana, Arkansas, Pennsylvania, New Mexico and offshore in the Gulf of Mexico, and internationally, primarily in Argentina, Brazil, Bolivia and Mexico.

Our existing business segments are:

Oilfield Services.  We utilize state-of-the-art equipment to provide well planning and engineering services, directional drilling packages, downhole motor technology, well site directional supervision, exploratory and development re-entry drilling, downhole guidance services and other drilling services to our customers, including measurement-while-drilling (MWD) services. We provide compressed air equipment, chemicals and other specialized products for underbalanced drilling and production applications. We also provide specialized equipment and trained operators to perform a variety of pipe handling services, including installing casing and tubing, changing out drill pipe and retrieving production tubing for both onshore and offshore drilling and workover operations, which we refer to as tubular services. In addition, we provide a variety of quality production-related rental tools and equipment and services, including wire line services, land and offshore pumping services and coiled tubing.

Drilling and Completion.  We provide drilling, completion, workover and related services for oil and natural gas wells. We operate out of the San Jorge, Cuyan, Neuquen, Austral and Noroeste basins of Argentina and the Espirito Santo, Potiguar, Reconcavo and Sergipe basins of Brazil and in Bolivia. We also offer a wide variety of other oilfield services such as drilling fluids and completion fluids and engineering and logistics to complement our customers’ field organization.

Rental Services.  We provide specialized oilfield rental equipment, including premium drill pipe, spiral heavy weight drill pipe, tubing work strings, blow out preventors, choke manifolds and various valves and handling tools, for both onshore and offshore well drilling, completion and workover operations. Most wells drilled for oil and natural gas require some form of rental equipment in both the drilling and completion of a well. We have an inventory of specialized equipment, which includes double studded adapters, test plugs, wear bushings, adaptor spools, baskets, spacer spools and other assorted handling tools in various sizes to meet our customers’ demands. We charge customers for rental equipment on a daily basis. Our customers are liable for the cost of inspection, repairs and lost or damaged equipment. We currently provide rental equipment domestically in Texas, Louisiana, Oklahoma and offshore in the Gulf of Mexico and internationally in Mexico, Columbia, Libya and Malaysia.

Our principal executive offices are located at 5075 Westheimer, Suite 890, Houston, Texas 77056, and our telephone number at that address is (713) 369-0550. Our web site address is http://www.alchenergy.com. However, information contained on our web site is not incorporated by reference into this prospectus, and you should not consider the information contained on our web site to be part of this prospectus.

RISK FACTORS

The securities to be offered by this prospectus may involve a high degree of risk. When considering an investment in any of the securities, you should consider carefully all of the risk factors described below and any similar information contained in any annual report on Form 10-K or other document filed by us with the SEC after the date of this prospectus. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described in the prospectus supplement speculative or risky.

Risks Associated With Our Industry

Global political, economic and market conditions could negatively impact our business.

Our operations are affected by global political, economic and market conditions and the condition of the oil and gas industry. The continued credit crisis and related turmoil in the global financial system may have an impact on our industry, business and financial condition. Our operating results and the forward-looking information we provide are based on our current assumptions about oil and natural gas supply and demand, oil and natural gas prices, rig count and other market trends. Our assumptions on these matters are in turn based on currently available information, which is subject to change. The oil and natural gas industry is extremely volatile and subject to change based on political and economic factors outside our control. This volatility causes oil and gas companies and drilling contractors to change their strategies and expenditure levels. We have experienced in the past, and expect to experience during the remainder of 2009 and in 2010, significant fluctuations in operating results based on these changes.

The decline in oil and gas prices, particularly in combination with the constrained capital markets and overall economic downturn, has resulted in a decline in activity by customers in our Oilfield Services and Rental Services segments during 2009. We cannot predict the timing or the duration of this or any other economic downturn in the economy and if the current conditions continue, our operating results and financial conditions could be materially adversely affected.

Our industry is highly competitive, with intense price competition.

The markets in which we operate are highly competitive. Contracts are traditionally awarded on a competitive bid basis. Pricing is often the primary factor in determining which qualified contractor is awarded a job. The competitive environment has intensified as mergers among oil and natural gas companies have reduced the number of available customers. The competitive environment also intensified in 2009 due to the decrease in the U.S. rig count and the demand for our services. Many other oilfield services companies are larger than we are and have resources that are significantly greater than our resources. These competitors are better able to withstand industry downturns, compete on the basis of price and acquire new equipment and technologies, all of which could affect our revenues and profitability. These competitors compete with us both for customers and for acquisitions of other businesses. This competition may cause our business to suffer. We believe that competition for contracts will continue to be intense in the foreseeable future.

Risks Associated With Our Company

Our business depends on spending by the oil and natural gas industry, and this spending and our business may be adversely affected by industry and financial market conditions that are beyond our control.

Demand for our products and services is dependent upon the level of oil and natural gas exploration and development activities of, and the corresponding capital spending by, oil and natural gas companies. The industry’s willingness to explore, develop and produce depends largely upon the availability of attractive drilling prospects, the price of oil and natural gas and the prevailing view of future product prices. Oil and natural gas prices have declined significantly from their historic highs in mid-2008. Such price declines have depressed levels of exploration, development and production activity and reduced drilling activity and demand for our services, which could lead to lower pricing for our products and services. Accordingly, prolonged periods of lower drilling activity and the reduction in our customers’ expenditures could have a materially adverse effect on our financial condition, results of operations and cash flows.

Oil and natural gas prices depend on many factors beyond our control, including the following:

•	economic conditions in the U.S. and elsewhere;

•	changes in global supply and demand for oil and natural gas;

•	the level of production of the Organization of Petroleum Exporting Countries, commonly called OPEC;

•	the level of production of non-OPEC countries;

•	the price and quantity of imports of foreign oil and natural gas;

•	political conditions, including embargoes, in or affecting other oil and natural gas producing activities;

•	the level of global oil and natural gas inventories;

•	advances in exploration, development and production technologies; and

•	the availability of capital for exploration and production companies.

In response to the global economic recession and the tightening of the capital markets, a number of oil and natural gas producers reduced their capital budgets. Limitations on the availability of capital, or higher costs of capital, for financing expenditures may cause these and other oil and natural gas producers to make additional reductions to capital budgets in the future even if commodity prices remain at historically high levels.

Historically, we have been dependent on a few customers operating in a single industry; the loss of one or more customers could adversely affect our financial condition and results of operations.

Our customers are engaged in the oil and natural gas exploration business in the U.S., Argentina, Brazil, Mexico and elsewhere. Historically, we have been dependent upon a few customers for a significant portion of our revenues. In 2008, 2007 and 2006, one of our customers, Pan American Energy, represented 28.5%, 20.7% and 11.7% of our consolidated revenues, respectively. Pan American Energy also contributes a majority of the revenue derived from our Drilling and Completion operations. In 2008, 2007 and 2006, Pan American Energy represented 66.0%, 51.0% and 45.6% of our Drilling and Completion revenues, respectively.

Our strategic agreement with Pan American Energy currently has an expiration date of June 30, 2011. However, Pan American Energy may terminate the agreement (i) without cause at any time with 60 days’ notice, or (ii) in the event of a breach of the agreement by us if such breach is not cured within 20 days of notice of the breach. Because a majority of the revenues of our Drilling and Completion operations are currently generated under this agreement, the revenues and earnings of our Drilling and Completion operations will be materially adversely affected if this agreement is terminated unless we are able to enter into a satisfactory substitute arrangement. We cannot assure you that in the event of such a termination we would be able to enter into a substitute arrangement on terms similar to those contained in the current agreement with Pan American Energy.

This concentration of customers may increase our overall exposure to credit risk, and customers will likely be similarly affected by changes in economic and industry conditions. Our financial condition and results of operations will be materially adversely affected if one or more of our significant customers fails to pay us or ceases to contract with us for our services on terms that are favorable to us or at all.

Our customers may seek to cancel or renegotiate some of our Drilling and Completion contracts during periods of depressed market conditions or if we experience operational difficulties.

Substantially all of our Drilling and Completion business’ contracts with major customers are dayrate contracts, under which we charge a fixed price per day regardless of the number of days needed to drill the well. During depressed market conditions, a customer may no longer need a rig that is currently under contract or may be able to obtain a comparable rig at a lower daily rate. As a result, customers may seek to renegotiate the terms of their existing drilling contracts or avoid their obligations under those contracts. In addition, our customers may have the right to terminate existing contracts if we experience operational problems. The likelihood that a customer may seek to terminate a contract for operational difficulties is increased during periods of market weakness. The cancellation of a number of our drilling contracts could materially reduce our revenues and profitability.

An oversupply of comparable rigs in the geographic markets in which we compete could depress the utilization rates and dayrates for our rigs and materially reduce our revenues and profitability.

Utilization rates, which are the number of days a rig actually works divided by the number of days the rig is available for work, and dayrates, which are the contract prices customers pay for rigs per day, are also affected by the total supply of comparable rigs available for service in the geographic markets in which we compete. Improvements in demand in a geographic market may cause our competitors to respond by moving competing rigs into the market, thus intensifying price competition. Significant new rig construction could also intensify price competition. In the past, there have been prolonged periods of rig oversupply with correspondingly depressed utilization rates and dayrates largely due to earlier, speculative construction of new rigs. Improvements in dayrates and expectations of longer-term, sustained improvements in utilization rates and dayrates for drilling rigs may lead to construction of new rigs. These increases in the supply of rigs could depress the utilization rates and dayrates for our rigs and materially reduce our revenues and profitability.

The loss of the services of key executives or our failure to attract and retain skilled workers and key personnel could hurt our operations.

We are dependent upon the efforts and skills of our executives to finance and manage our business, identify and consummate additional acquisitions and obtain and retain customers. These executives include our Chief Executive Officer and Chairman of the Board, Munawar H. Hidayatallah. We do not maintain key man insurance on any of our personnel.

In addition, companies in our industry, including us, are dependent upon the available labor pool of skilled employees. Our development and expansion will require additional experienced management and operations personnel. No assurance can be given that we will be able to identify and retain these employees. We compete with other oilfield services businesses and other employers to attract and retain qualified personnel with the technical skills and experience required to provide our customers with the highest quality service. We are also subject to the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions. A shortage in the labor pool of skilled workers, increases in wage rates or changes in applicable laws and regulations could make it more difficult for us to attract and retain personnel and could require us to enhance our wage and benefits packages. There can be no assurance that labor costs will not increase. Any increase in our operating costs could cause our business to suffer.

The operations and financial condition of our Drilling and Completion business could be affected by union activity and general labor unrest. Additionally, the labor expenses of our Drilling and Completion business could increase as a result of governmental regulation of payments to employees.

In Argentina and Brazil, labor organizations have substantial support and have considerable political influence. The demands of labor organizations in Argentina have increased in recent years as a result of the general labor unrest and dissatisfaction resulting from the disparity between the cost of living and salaries in Argentina as a result of inflation. There can be no assurance that our Drilling and Completion business will not face labor disruptions in the future or that any such disruptions will not have a material adverse effect on our financial condition or results of operations.

The Argentine government has in the past and may in the future promulgate laws, regulations and decrees requiring companies in the private sector to maintain minimum wage levels and provide specified benefits to employees, including significant mandatory severance payments. In the aftermath of the Argentine economic crisis of 2001 and 2002, both the government and private sector companies have experienced significant pressure from employees and labor organizations relating to wage levels and employee benefits. This pressure has not decreased, as seen in the negotiations that occur at least once a year between companies and the unions with respect to setting salaries; when these negotiations break down, the Argentine Ministry of Labor generally intervenes, putting pressure on both sides, but particularly on the companies, to reach an agreement.

Our rig upgrade, refurbishment and construction projects are subject to risks, including delays and cost overruns, which could have an adverse effect on our results of operations and cash flows.

Our Drilling and Completion business often has to make upgrade and refurbishment expenditures for its rig fleet to comply with our quality management and preventive maintenance system, contractual requirements or when repairs are required in response to an inspection by a governmental authority. We may also make significant expenditures when rigs are moved from one location to another. Additionally, we may make substantial expenditures for the construction of new rigs. Rig upgrade, refurbishment and construction projects are subject to the risks of delay or cost overruns inherent in any large construction project.

Significant cost overruns or delays could adversely affect our financial condition and results of operations. Additionally, capital expenditures for rig upgrade, refurbishment or construction projects could exceed our planned capital expenditures, impairing our ability to service our debt obligations.

Severe weather could have a material adverse impact on our business.

Our business could be materially and adversely affected by severe weather. Repercussions of severe weather conditions may include:

•	curtailment of services;

•	weather-related damage to facilities and equipment resulting in suspension of operations;

•	inability to deliver materials to job sites in accordance with contract schedules; and

•	loss of productivity.

For example, oil and natural gas operations of our customers located offshore and onshore in the Gulf of Mexico and in Mexico have from time to time been adversely affected by floods, hurricanes and tropical storms, resulting in reduced demand for our services. In 2008, Hurricanes Gustav and Ike disrupted our operations along the Texas and Louisiana Gulf Coast and the East Texas/West Louisiana corridor. Further, our customers’ operations in the Mid-Continent and Rocky Mountain regions of the U.S. are also adversely affected by seasonal weather conditions. This limits our access to these job sites and our ability to service wells in these areas. These constraints decrease drilling activity and the resulting shortages or high costs could delay our operations and materially increase our operating and capital costs.

We have recorded substantial goodwill as the result of our acquisitive nature and such goodwill is subject to periodic review for impairment in value.

We perform purchase price allocations to intangible assets when we make a business combination. Business combinations and purchase price allocations have been consummated for acquisitions in all of our reportable segments. The excess of the purchase price after allocation of fair values to tangible assets is allocated to identifiable intangibles and thereafter to goodwill. In accordance with Financial Accounting Standards Board No. 142, Goodwill and Other Intangible Assets, or FASB No. 142, we conduct periodic reviews of goodwill for impairment in value. Any impairments would result in a non-cash charge against earnings in the period reviewed, which may or may not create a tax benefit, and would have a corresponding decrease in stockholders’ equity.

We reviewed goodwill at December 31, 2008 and recorded an impairment of $115.8 million, which was all of our goodwill for the Rental Services segment as well as the impairment of goodwill associated with our Tubular Services and Production Services businesses within our Oilfield Services segment. In the event that market conditions continue to deteriorate or we have a prolonged downturn, we may be required to record an additional impairment of goodwill and such impairment could be material.

We may fail to acquire additional businesses, which will restrict our growth and may have a material adverse effect on our ability to meet our debt obligations.

Part of our long-term business strategy has been to acquire companies operating in the oilfield services industry. However, there can be no assurance that we will be successful in acquiring any additional companies. Successful acquisition of new companies will depend on various factors, including but not limited to:

•	our ability to obtain financing;

•	the competitive environment for acquisitions; and

•	the integration and synergy issues described in the next risk factor.

There can be no assurance that we will be able to acquire and successfully operate any particular business or that we will be able to expand into areas that we have targeted. If we fail to acquire additional businesses or are unable to finance such acquisitions, our financial condition, our results of operations and our ability to meet our debt obligations may be materially adversely affected.

Difficulties in integrating acquired businesses may result in reduced revenues and income.

We may be unable to successfully integrate any business we acquire in the future. The integration of a business could be complex and time consuming and place a significant strain on management and our information systems, and this strain could disrupt our businesses. Furthermore, if our combined businesses continue to grow rapidly, we may be required to replace our current information and accounting systems with systems designed for companies that are larger than ours. We may encounter substantial difficulties, costs and delays involved in integrating common accounting, information and communication systems, operating procedures, internal controls and human resources practices, including incompatibility of business cultures and the loss of key employees and customers. These difficulties may reduce our ability to gain customers or retain existing customers, and may increase operating expenses, resulting in reduced revenues and income and a failure to realize the anticipated benefits of acquisitions.

We have made numerous acquisitions during the past five years. As a result of these transactions, our past performance is not indicative of future performance, and investors should not base their expectations as to our future performance on our historical results.

Failure to maintain effective disclosure controls and procedures and/or internal controls over financial reporting could have a material adverse effect on our operations.

As part of our growth strategy, we may make additional strategic acquisitions of privately held businesses. It is likely that the businesses we acquire in the future will not have been required to maintain the disclosure controls and procedures or internal controls over financial reporting that are required of us prior to their acquisition. Likewise, upon the completion of any future acquisition, we will be required to integrate the acquired business into our consolidated company’s system of disclosure controls and procedures and internal controls over financial reporting, but we cannot assure you as to how long the integration process may take for any business that we may acquire. Furthermore, during the integration process, we may not be able to fully implement our consolidated disclosure controls and internal controls over financial reporting.

In addition, during the course of our integration of any acquired business, we may identify needed improvements to our or such acquired business’ internal controls and may be required to design enhanced processes and controls in order to make such improvements. This could result in significant delays and costs to us and could require us to divert substantial resources, including management time, from other activities.

If we fail to maintain the adequacy of our disclosure controls and procedures and our internal controls over financial reporting, we may not be able to conclude that we have effective disclosure controls and procedures and/or effective internal controls over financial reporting in accordance with Section 404 of the

Sarbanes-Oxley Act. Also, our independent registered public accounting firm may be unable to express an opinion on our management’s evaluation of, or on the effectiveness of, our internal controls over financial reporting.

If it is determined that our disclosure controls and procedures and/or our internal controls over financial reporting are not effective and/or we fail to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act on a timely basis, we may not be able to provide reliable financial and other reports or prevent fraud, which, in turn:

•	could harm our business and operating results;

•	could cause investors to lose confidence in the accuracy and completeness of our financial reports;

•	could have a material adverse effect on the trading price of our common stock; or

•	could adversely affect our ability to timely file our periodic reports with the SEC.

Any failure to timely file our periodic reports with the SEC may give rise to a default under the indentures governing our outstanding 9.0% senior notes due 2014, which we refer to as our 9.0% senior notes, our outstanding 8.5% senior notes due 2017, which we refer to as our 8.5% senior notes, and any other debt securities we may offer, and ultimately may result in an acceleration of amounts due thereunder. In addition, a default under the indentures generally will also give rise to a default under our credit agreement and could cause the acceleration of amounts due under the credit agreement. If an acceleration of our 9.0% senior notes, our 8.5% senior notes or our other debt were to occur, we cannot assure you that we would have sufficient funds to repay such obligations.

We do business in international jurisdictions whose political and regulatory environments and compliance regimes differ from those in the U.S.

A significant amount of our revenue is attributable to operations in foreign countries. These activities accounted for approximately 62.0% of our consolidated revenue for the nine months ended September 30, 2009. Risks associated with our operations in foreign areas include, but are not limited to, the following:

•	political instability, terrorist acts, war and civil disturbances;

•	changes in laws or policies regarding the award of contracts;

•	the inability to collect or repatriate currency, income, capital or assets;

•	expropriation of assets;

•	nationalization of components of the energy industry in the geographic areas where we operate;

•	foreign currency fluctuations and devaluation; and

•	new economic and tax policies.

Part of our strategy is to prudently and opportunistically acquire businesses and assets that complement our existing products and services, and to expand our geographic footprint. If we make acquisitions in other countries, we may increase our exposure to the risks discussed above.

We attempt to limit the risks of currency fluctuations and restrictions on currency repatriation where possible by obtaining contracts providing for payment of a percentage of the contract indexed to the U.S. dollar exchange rate. To the extent possible, we seek to limit our exposure to local currencies by matching the acceptance of local currencies to our local expense requirements in those currencies. Although we have done this in the past, we may not be able to take these actions in the future, thereby exposing us to foreign currency fluctuations that could cause our results of operations, financial condition and cash flows to deteriorate materially.

Additionally, in some jurisdictions we are subject to foreign governmental regulations favoring or requiring the awarding of contracts to local contractors or requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. These regulations may adversely affect our ability to compete.

Our international business operations also include projects in countries where governmental corruption has been known to exist and where our competitors who are not subject to U.S. laws and regulations, such as the Foreign Corrupt Practices Act, can gain competitive advantages over us by securing business awards, licenses or other preferential treatment in those jurisdictions using methods that U.S. law and regulations prohibit us from using. For example, our non-U.S. competitors are not subject to the anti-bribery restrictions of the Foreign Corrupt Practices Act, which make it illegal to give anything of value to foreign officials or employees or agents of nationally owned oil companies in order to obtain or retain any business or other advantage. We may be subject to competitive disadvantages to the extent that our competitors are able to secure business, licenses or other preferential treatment by making payments to government officials and others in positions of influence.

Violations of these laws could result in monetary and criminal penalties against us or our subsidiaries and could damage our reputation and, therefore, our ability to do business.

Argentina continues to face considerable political and economic uncertainty.

Although general economic conditions have shown improvement and political protests and social disturbances have diminished considerably since the economic crisis of 2001 and 2002, the rapid and radical nature of the changes in the Argentine social, political, economic and legal environment over the past several years and the absence of a clear political consensus in favor of any particular set of economic policies have given rise to significant uncertainties about the country’s economic and political future. It is currently unclear whether the economic and political instability experienced over the past several years will continue, and it is possible that, despite recent economic growth, Argentina may return to a deeper recession, higher inflation, higher unemployment and greater social unrest. If instability persists, there could be a material adverse effect on our results of operations and financial condition.

In the event of further social or political crisis, companies in Argentina may also face the risk of further civil and social unrest, strikes, expropriation, nationalization, forced renegotiation or modification of existing contracts and changes in taxation policies, including royalty and tax increases and retroactive tax claims.

In addition, investments in Argentine companies may be further affected by changes in laws and policies of the U.S. affecting foreign trade, taxation and investment.

Devaluation of the Argentine Peso, the Mexican Peso or the Brazilian Real could adversely affect our results of operations.

These currencies have been subject to significant devaluation in the past and may be subject to significant fluctuations in the future. Given the economic and political uncertainties that have historically existed in Argentina, it is impossible to predict whether, and to what extent, the value of the Argentine Peso may depreciate or appreciate against the U.S. dollar. We cannot predict how these uncertainties will affect our financial results, but there is a risk that our financial performance could be adversely affected. Moreover, we cannot predict whether the Argentine government will further modify its monetary policy and, if so, what effect any of these changes could have on the value of the Argentine Peso. Such changes could have an adverse effect on our financial condition and results of operations. Similar economic and political turmoil in Mexico and Brazil could also expose us to unpredictable currency exchange rates in these countries that may result in an adverse effect on our financial condition and results of operations.

An increase in inflation in Argentina could have a material adverse effect on our results of operations.

Historically, the devaluation of the Argentine Peso has created pressures on the domestic price system that generated high rates of inflation in 2002 before substantially stabilizing in 2003 and remaining stable in 2004. In the period between 2005 and 2008, however, inflation rates increased. Inflation rates remained high during 2009, though lower than in 2008, due to a decrease in the economic activity in Argentina. In addition, in response to the economic crisis in 2002, the federal government granted Argentina’s Central Bank greater control over monetary policy than had been available to it under the previous monetary regime, known as the “Convertibility” regime, including the ability to print currency, to make advances to the federal government to cover its anticipated budget deficit and to provide financial assistance to financial institutions with liquidity problems. We cannot assure you that inflation rates in Argentina will remain stable in the future. Significant inflation in Argentina could have a material adverse effect on our results of operations and financial condition.

We are subject to numerous governmental laws and regulations, including those that may impose significant liability on us for environmental and natural resource damages.

We are subject to various federal, state, local and foreign laws and regulations relating to the energy industry in general and the environment in particular. For example, many aspects of our Drilling and Completion operations are subject to laws and regulations that may relate directly or indirectly to the contract drilling and well servicing industries, including those requiring us to control the discharge of oil and other contaminants into the environment or otherwise relating to environmental protection. The countries where our Drilling and Completion business operates have environmental laws and regulations covering the discharge of oil and other contaminants and protection of the environment in connection with operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and even criminal penalties, the imposition of remedial obligations, and the issuance of injunctions that may limit or prohibit our operations. Laws and regulations protecting the environment have become more stringent in recent years and may in certain circumstances impose strict liability, rendering us liable for environmental and natural resource damages without regard to negligence or fault on our part. These laws and regulations may expose us to liability for the conduct of, or conditions caused by, others or for acts that were in compliance with all applicable laws at the time the acts were performed. The application of these requirements, the modification of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas could materially limit future contract drilling opportunities or materially increase our costs or both.

Environmental liabilities relating to discontinued operations could result in substantial losses.

Since our reorganization under the U.S. federal bankruptcy laws in 1988, a number of parties, including the Environmental Protection Agency, or EPA, have asserted that we are responsible for the cleanup of hazardous waste sites with respect to our pre-bankruptcy activities. We believe that such claims are barred by applicable bankruptcy law, and we have not experienced any material expense in relation to any such claims. However, if we do not prevail with respect to these claims in the future, or if additional environmental claims are asserted against us relating to our current or future activities in the oil and natural gas industry, we could become subject to material environmental liabilities that could have a material adverse effect on our financial condition and results of operations.

Products liability claims relating to discontinued operations could result in substantial losses.

Since our reorganization under the U.S. federal bankruptcy laws in 1988, we have been regularly named in products liability lawsuits primarily resulting from the manufacture of products containing asbestos. In connection with our bankruptcy, a special products liability trust was established and funded to address these products liability claims. We believe that claims against us are barred by applicable bankruptcy law, and that the products liability trust will continue to be responsible for products liability claims. Since 1988, no court has ruled that we are responsible for products liability claims. However, if we are held responsible for product liability claims, we could suffer substantial losses that could have a material adverse effect on our financial condition and results of operations. We have not manufactured products containing asbestos since our reorganization in 1988.

We may be subject to claims for personal injury and property damage, which could materially adversely affect our financial condition and results of operations.

Our products and services are used for the exploration and production of oil and natural gas. These operations are subject to inherent hazards that can cause personal injury or loss of life, damage to or destruction of property, equipment, the environment and marine life and suspension of operations. Litigation arising from an accident at a location where our products or services are used or provided may cause us to be named as a defendant in lawsuits asserting potentially large claims. We maintain customary insurance to protect our business against these potential losses. Our insurance has deductibles or self-insured retentions and contains certain coverage exclusions. However, we could become subject to material uninsured liabilities that could have a material adverse effect on our financial condition and results of operations.

Substantially all of our Drilling and Completion operations are subject to hazards that are customary for oil and natural gas drilling operations, including blowouts, reservoir damage, loss of well control, cratering, oil and gas well fires and explosions, natural disasters, pollution and mechanical failure. Any of these risks could result in damage to or destruction of drilling equipment, personal injury and property damage, suspension of operations or environmental damage. Generally, drilling contracts provide for the division of responsibilities between a drilling company and its customer, and we generally obtain indemnification from customers by contract for some of these risks. However, there may be limitations on the enforceability of indemnification provisions that allow a contractor to be indemnified for damages resulting from the contractor’s fault. To the extent that we are unable to transfer such risks to customers by contract or indemnification agreements, we generally seek protection through insurance. However, we have a significant amount of self-insured retention or deductible for certain losses relating to workers’ compensation, employers’ liability, general liability and property damage. There is no assurance that such insurance or indemnification agreements will adequately protect us against liability from all of the consequences of the hazards and risks described above. The occurrence of an event not fully insured or for which we are not indemnified against, or the failure of a customer or insurer to meet its indemnification or insurance obligations, could result in substantial losses. In addition, there can be no assurance that insurance will continue to be available to cover any or all of these risks, or, even if available, that insurance premiums or other costs will not rise significantly in the future so as to make the cost of such insurance prohibitive.

Risks Associated With an Investment in Our Common Stock

Our common stock price has been volatile, which could adversely affect our business and cause our stockholders to suffer significant losses.

The trading price of our common stock has historically fluctuated significantly. For example, during the 12 months ended September 30, 2009, the high sales price per share of our common stock as reported on the New York Stock Exchange was $12.68 and the low sales price per share was $0.71. The volatility of our stock price depends upon many factors, including:

•	decreases in prices for oil and natural gas, resulting in decreased demand for our services;

•	variations in our operating results and failure to meet expectations of investors and analysts;

•	increases in interest rates;

•	illiquidity of the market for our common stock;

•	developments specifically affecting the economies in Latin America;

•	sales of common stock by existing stockholders;

•	our substantial indebtedness; and

•	other developments affecting us or the financial markets generally.

A reduced stock price will result in a loss to current investors and will adversely affect our ability to issue stock to fund our activities.

Substantial sales of our common stock could adversely affect our stock price.

Sales of a substantial number of shares of our common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock by introducing a large number of sellers to the market. Such sales could cause the market price of our common stock to decline.

We had 71,382,780 shares of common stock outstanding as of October 30, 2009 and 14,202,146 shares of common stock reserved for issuance upon conversion of our convertible preferred stock. At October 30, 2009, we had reserved an additional 1,634,387 shares of common stock for issuance under our equity compensation plans, of which 701,732 shares were issuable upon the exercise of outstanding options with a weighted average exercise price of $6.31 per share. As of the same date, there were a total of 417,863 shares of non-performance-based restricted stock and 481,666 shares of performance-based restricted stock outstanding under our equity compensation plans.

In connection with our acquisition of DLS Drilling, Logistics & Services Corporation, or DLS, we entered into an investors rights agreement with the seller parties to the DLS stock purchase agreement, who collectively hold 11,792,186 shares of our common stock as of October 30, 2009. In addition, in connection with our backstopped rights offering, we entered into a registration rights agreement with Lime Rock Partners V, L.P., or Lime Rock, which holds 19,889,044 shares of our common stock and 36,393 shares of our preferred stock as of October 30, 2009, which are convertible into 14,202,146 shares of our common stock. Pursuant to those agreements, the DLS sellers and Lime Rock are entitled to certain rights with respect to the registration of the sale of such shares of our common stock under the Securities Act. By exercising their registration rights and causing a large number of shares to be sold in the public market, these holders could cause the market price of our common stock to decline.

We cannot predict whether future sales of our common stock, or the availability of our common stock for sale, will adversely affect the market price for our common stock or our ability to raise capital by offering equity securities.

The DLS sellers and Lime Rock control substantial ownership stakes in us and have board nomination rights, and they are therefore able to exert significant influence on our affairs and actions, including matters submitted for a stockholder vote.

The DLS sellers collectively hold 11,792,186 shares of our common stock, representing approximately 16.5% of our issued and outstanding shares as of October 30, 2009. Under the investors rights agreement that we entered into in connection with the DLS acquisition, the DLS sellers have the right to designate two nominees for election to our board of directors. Lime Rock currently holds 19,889,044 shares of our common stock, representing approximately 27.9% of our issued and outstanding shares as of September 30, 2009. In addition, Lime Rock owns 36,393 shares of our preferred stock, which are convertible into 14,202,146 shares of our common stock. Through its ownership of our common and preferred stock, Lime Rock controls, in the aggregate, 35% of our stockholders’ voting power. Pursuant to the investment agreement we entered into with Lime Rock, Lime Rock has the right to designate up to four people to serve on our board of directors based upon the amount of our common stock that is beneficially owned by Lime Rock and its affiliates (counting the preferred stock on an as-converted basis). Currently, Lime Rock has the right to designate four nominees for election to our board of directors. As a result, the DLS sellers and Lime Rock each have considerable influence over the composition of our board of directors, our future operations and strategy and our future corporate actions, including matters submitted for a stockholder vote.

Following the earlier of June 26, 2012 and the date on which the transfer restrictions set forth in the investment agreement with Lime Rock expire, Lime Rock will not be prohibited from acquiring additional shares of our common stock or converting its shares of preferred stock, even if such conversion will result in its control of more than 35% of our stockholders’ voting power. As a result, Lime Rock’s influence over us may increase in the future.

Conflicts of interest between the DLS sellers and Lime Rock, on the one hand, and other holders of our securities, on the other hand, may arise with respect to sales of shares of capital stock owned by the DLS sellers or Lime Rock or other matters. In addition, the interests of the DLS sellers or Lime Rock regarding any proposed merger or sale may differ from the interests of other holders of our securities.

The board designation rights described above could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the market price of our securities and/or our ability to meet our obligations thereunder.

Existing stockholders’ interest in us may be diluted by additional issuances of equity securities.

We expect to issue additional equity securities to fund the acquisition of additional businesses and pursuant to employee benefit plans. We may also issue additional equity securities for other purposes. These securities may have the same rights as our common stock or, alternatively, may have dividend, liquidation or other preferences to our common stock. The issuance of additional equity securities will dilute the holdings of existing stockholders and may reduce the share price of our common stock.

We do not expect to pay dividends on our common stock, and so investors in our common stock will only be able to receive economic benefit in respect of the shares of common stock upon the sale of those shares.

We have not paid any cash dividends on our common stock within the last ten years, and we have no intention in the foreseeable future to pay any cash dividends on our common stock. Furthermore, our credit agreement and the indentures governing our outstanding senior notes restrict our ability to pay dividends on our common stock. Therefore, an investor in our common stock will obtain an economic benefit from the common stock only after an increase in its trading price and only by selling the common stock.

Risks Associated With Our Indebtedness

We are a holding company, and, as a result, we are dependent on dividends from our subsidiaries to meet our obligations, including with respect to our notes.

We are a holding company and do not conduct any business operations of our own. Our principal assets are the equity interests we own in our operating subsidiaries, either directly or indirectly. As a result, we are dependent upon cash dividends, distributions or other transfers we receive from our subsidiaries to repay any debt we may incur, and to meet our other obligations. The ability of our subsidiaries to pay dividends and make payments to us will depend on their operating results and may be restricted by, among other things, applicable corporate, tax and other laws and regulations and agreements of those subsidiaries, as well as by the terms of our credit agreement and the indentures governing our 9.0% senior notes, our 8.5% senior notes and any other debt securities we may offer. For example, the corporate laws of some jurisdictions prohibit the payment of dividends by any subsidiary unless the subsidiary has a capital surplus or net profits in the current or immediately preceding fiscal year. Payments or distributions from our subsidiaries also could be subject to restrictions on dividends or repatriation of earnings under applicable local law, and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. Our subsidiaries are separate and distinct legal entities. Any right that we have to receive any assets of or distributions from any subsidiary upon its bankruptcy, dissolution, liquidation or reorganization, or to realize proceeds from the sale of the assets of any subsidiary, will be junior to the claims of that subsidiary’s creditors, including trade creditors.

We have a substantial amount of debt, which could adversely affect our financial health and prevent us from making principal and interest payments on the notes and our other debt.

At September 30, 2009, we have approximately $483.2 million of consolidated total indebtedness outstanding and approximately $47.7 million of additional secured borrowing capacity available under our credit agreement.

Our substantial debt could have important consequences for you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our 9.0% senior notes, our 8.5% senior notes and any other debt securities we may offer and our other debt;

•	increase our vulnerability to general adverse economic and industry conditions, including declines in oil and natural gas prices and declines in drilling activities;

•	limit our ability to obtain additional financing for future working capital, capital expenditures, mergers and other general corporate purposes;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	make us more vulnerable to increases in interest rates;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	have a material adverse effect on us if we fail to comply with the covenants in the indentures relating to our 9.0% senior notes, our 8.5% senior notes and any other debt securities we may offer or in the instruments governing our other debt.

In addition, we may incur substantial additional debt in the future. Each of the indentures governing our 9.0% senior notes and our 8.5% senior notes permits (and we anticipate that the indentures governing any other debt securities we may offer will also permit) us to incur additional debt, and our credit agreement permits additional borrowings. If new debt is added to our current debt levels, these related risks could increase.

We may not maintain sufficient revenues to sustain profitability or to meet our capital expenditure requirements and our financial obligations. Also, we may not be able to generate a sufficient amount of cash flow to meet our debt service obligations.

Our ability to make scheduled payments or to refinance our obligations with respect to our debt will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to certain financial, business and other factors beyond our control. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay scheduled expansion and capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. We cannot assure you that our operating performance, cash flow and capital resources will be sufficient for payment of our debt in the future. In the event that we are required to dispose of material assets or operations or restructure our debt to meet our debt service and other obligations, we cannot assure you that the terms of any such transaction would be satisfactory to us or if or how soon any such transaction could be completed.

If we fail to obtain additional financing, we may be unable to refinance our existing debt, expand our current operations or acquire new businesses, which could result in a failure to grow or result in defaults in our obligations under our credit agreement, our 9.0% senior notes, our 8.5% senior notes or our other debt securities.

In order to refinance indebtedness, expand existing operations and acquire additional businesses, we will require substantial amounts of capital. There can be no assurance that financing, whether from equity or debt financings or other sources, will be available or, if available, will be on terms satisfactory to us. The turmoil in the financial markets since mid-2008 and its impact on the financial condition of the banking sector and other lenders has significantly reduced access to the capital markets. It is uncertain to what extent capital will be available to us in the future and at what cost. If we are unable to obtain financing, we will be unable to acquire additional businesses and may be unable to meet our obligations under our credit agreement, our 9.0% senior notes, our 8.5% senior notes or any other debt securities we may offer.

The indenture governing our 9.0% senior notes, the indenture governing our 8.5% senior notes and our credit agreement impose restrictions on us that may limit the discretion of management in operating our business and that, in turn, could impair our ability to meet our obligations.

The indenture governing our 9.0% senior notes, the indenture governing our 8.5% senior notes and our credit agreement contain various restrictive covenants that limit management’s discretion in operating our business. In particular, these covenants limit our ability to, among other things:

•	incur additional debt;

•	make certain investments or pay dividends or distributions on our capital stock or purchase or redeem or retire capital stock;

•	sell assets, including capital stock of our restricted subsidiaries;

•	restrict dividends or other payments by restricted subsidiaries;

•	create liens;

•	enter into transactions with affiliates; and

•	merge or consolidate with another company.

Our revolving credit agreement requires us to maintain specified financial ratios. If we fail to comply with the financial ratio covenants, it could limit or eliminate the availability under our revolving credit agreement. Our ability to maintain such financial ratios may be affected by events beyond our control, including changes in general economic and business conditions, and we cannot assure you that we will maintain or meet such ratios and tests or that the lenders under the credit agreement will waive any failure to meet such ratios or tests. The decrease in the U.S. rig count experienced late in 2008 and in 2009 and the resulting decrease in demand for our services may adversely impact our ability to maintain or meet such financial ratios.

These covenants could materially and adversely affect our ability to finance our future operations or capital needs. Furthermore, they may restrict our ability to expand, to pursue our business strategies and otherwise to conduct our business. A breach of these covenants could result in a default under the indentures governing our 9.0% senior notes, our 8.5% senior notes and any other debt securities we may offer and/or our credit agreement. If there were an event of default under any of the indentures or the credit agreement, the affected creditors could cause all amounts borrowed under these instruments to be due and payable immediately. Additionally, if we fail to repay indebtedness under our credit agreement when it becomes due, the lenders under the credit agreement could proceed against the assets which we have pledged to them as security. Our assets and cash flow might not be sufficient to repay our outstanding debt in the event of a default.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our (i) ratios of earnings to fixed charges and (ii) earnings to combined fixed charges and preference dividends on a consolidated basis for the periods shown. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference into this prospectus.

We have computed the ratio of earnings to fixed charges for each of the following periods on a consolidated basis. For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of pre-tax income (loss) before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, plus fixed charges (excluding capitalized interest and preferred stock dividend requirement) and amortization of capitalized interest. Fixed charges consist of interest (whether expensed or capitalized), amortization of debt expenses, preferred stock dividend requirement and an estimate of the interest within rental expense. The preferred stock dividend requirement is the amount of pre-tax earnings that is required to pay the dividends on our outstanding preference securities.

	Nine Months
	Ended
	September 30,	Years Ended December 31,
	2009	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges(1)(2)	0.46x	(0.16)x	2.59x	3.19x	2.86x	1.49x

(1)	For the year ended December 31, 2008, earnings were inadequate to cover fixed charges due to a deficiency of approximately $58.8 million; excluding a charge for goodwill impairment of $115.8 million from income from operations, the ratio of earnings to fixed charges would have been 2.13x.

(2)	For the nine months ended September 30, 2009, earnings were inadequate to cover fixed charges due to a deficiency of approximately $21.5 million; excluding a gain on debt extinguishment of $26.4 million from income from operations, the deficiency would have been $47.9 million.

USE OF PROCEEDS

Unless otherwise specified in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include, among other things:

•	capital expenditures;

•	repayment of indebtedness;

•	working capital; and

•	to make strategic acquisitions.

The actual application of proceeds from the sale of any particular tranche of securities issued hereunder will be described in the applicable prospectus supplement relating to such tranche of securities. We may invest funds not required immediately for these purposes in marketable securities and short-term investments. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share, and 25,000,000 shares of preferred stock, $0.01 par value per share. As of October 30, 2009, we had 71,382,780 shares of common stock and 3,693 shares of 7% Convertible Perpetual Preferred Stock outstanding.

The following summary of the rights, preferences and privileges of our capital stock and certificate of incorporation and by-laws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our certificate of incorporation and by-laws.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Although our credit facility restricts our ability to pay cash dividends, holders of our common stock are entitled to receive proportionately any dividends if and when such dividends are declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors is authorized to designate and issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock, which will be set forth in a certificate of designation for each series. It is not possible to state the actual effect of the issuance of any additional shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company.

At present, we have no plans to issue any additional preferred stock nor to adopt any additional series, preferences or other classification of preferred stock.

Delaware Anti-Takeover Law and Charter and By-Law Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, those provisions prohibit a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the date of the transaction in which the person became an interested stockholder, unless (i) prior to such time, the corporation’s board of directors approved either the business combination or the transaction by which the person became an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s outstanding voting stock at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders (and not be written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who owns 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, along with the affiliates and associates of such person. A Delaware corporation may “opt out” from the application of Section 203 through a provision in its certificate of incorporation or by-laws. We have not “opted out” from the application of Section 203.

Under our by-laws, our board of directors is not divided into classes, and each director serves for a term of one year. Any vacancies on the board of directors shall be filled by vote of the board of directors until the next meeting of stockholders at which the election of directors is in the regular course of business, and until a successor has been duly elected and qualified. Our by-laws also provide that any director may be removed at any time by the vote of the stockholders then entitled to vote for the election of directors at a special meeting called for such purpose, either with or without cause.

Our by-laws provide that meetings of stockholders may be called only by a majority of our board of directors.

The foregoing provisions of our certificate of incorporation and by-laws and the provisions of Section 203 of the Delaware General Corporation Law could have the effect of delaying, deferring or preventing a change of control of our company.

Liability and Indemnification of Officers and Directors

Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for (1) liability under Section 174 of the Delaware General Corporation Law or any amendment or successor provision thereto, (2) any breach of a director’s duty of loyalty to us or our stockholders, (3) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (4) any transaction from which the director derives an improper personal benefit. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of directors’ liability, then the liability of our directors will automatically be limited to the fullest extent provided by law. Our certificate of incorporation and by-laws also contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We also maintain indemnification insurance on behalf of our directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY, 11219, Telephone: (800) 937-5449. The transfer agent and registrar of our preferred stock will be designated in the prospectus supplement through which such preferred stock is offered.

DESCRIPTION OF DEBT SECURITIES

Any debt securities that we offer under a prospectus supplement will be direct, unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and Wells Fargo Bank, National Association, as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and the subordinated indenture are called “indentures.” The indentures will be supplemented by supplemental indentures, the material provisions of which will be described in a prospectus supplement.

As used in this description, the words “we,” “us” and “our” refer to Allis-Chalmers Energy Inc., and not to any of its subsidiaries or affiliates.

We have summarized some of the material provisions of the indentures below. This summary does not restate those agreements in their entirety. A form of senior indenture and a form of subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the indentures because each one, and not this description, defines the rights of holders of debt securities.

Capitalized terms defined in the indentures have the same meanings when used in this prospectus.

General

The debt securities issued under the indentures will be our direct, unsecured general obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

A substantial portion of our assets are held by our operating subsidiaries. With respect to these assets, holders of senior debt securities that are not guaranteed by our operating subsidiaries and holders of subordinated debt securities will have a position junior to the prior claims of creditors of these subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, and any preferred stockholders, except to the extent that we may ourself be a creditor with recognized claims against any subsidiary. Our ability to pay the principal, premium, if any, and interest on any debt securities is, to a large extent, dependent upon the payment to us by our subsidiaries of dividends, debt principal and interest or other charges.

The following description sets forth the general terms and provisions that could apply to debt securities that we may offer to sell. A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following, among others:

•	the title and type of the debt securities;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange features;

•	any optional redemption periods;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

•	any other terms of the debt securities.

Neither of the indentures will limit the amount of debt securities that may be issued. Each indenture will allow debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Debt securities of a series may be issued in registered or global form.

Subsidiary Guarantees

If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by any or all of our operating subsidiaries, payment of the principal, premium, if any, and interest on those senior debt securities will be unconditionally guaranteed on an unsecured, unsubordinated basis by such subsidiary or subsidiaries. The guarantee of senior debt securities will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of such subsidiary or subsidiaries.

If the applicable prospectus supplement relating to a series of our subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by any or all of our operating subsidiaries, payment of the principal, premium, if any, and interest on those subordinated debt securities will be unconditionally guaranteed on an unsecured, subordinated basis by such subsidiary or subsidiaries. The guarantee of the subordinated debt securities will be subordinated in right of payment to all of such subsidiary’s or subsidiaries’ existing and future senior indebtedness (as defined in the related prospectus supplement), including any guarantee of the senior debt securities, to the same extent and in the same manner as the subordinated debt securities are subordinated to our senior indebtedness (as defined in the related prospectus supplement). See “— Subordination” below.

The obligations of our operating subsidiaries under any such guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Covenants

Under the indentures, we:

•	will pay the principal of, and interest and any premium on, the debt securities when due;

•	will maintain a place of payment;

•	will deliver a certificate to the trustee each fiscal year reviewing our compliance with our obligations under the indentures;

•	will preserve our corporate existence; and

•	will segregate or deposit with any paying agent sufficient funds for the payment of any principal, interest or premium on or before the due date of such payment.

Mergers and Sale of Assets

Each of the indentures will provide that we may not consolidate with or merge into any other Person or sell, convey, transfer or lease all or substantially all of our properties and assets (on a consolidated basis) to another Person, unless:

•	either: (a) we are the surviving Person; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger or resulting from such conversion (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any State thereof or the District of Columbia;

•	the Person formed by or surviving any such conversion, consolidation, amalgamation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of our obligations under such indenture and the debt securities governed thereby pursuant to agreements reasonably satisfactory to the trustee, which may include a supplemental indenture;

•	we or the successor will not immediately be in default under such indenture; and

•	we deliver an officer’s certificate and opinion of counsel to the trustee stating that such consolidation, amalgamation, merger, conveyance, sale, transfer or lease and any supplemental indenture comply with such indenture and that all conditions precedent set forth in such indenture have been complied with.

Upon the assumption of our obligations under each indenture by a successor, we will be discharged from all obligations under such indenture.

As used in the indentures and in this description, the word “Person” means any individual, corporation, company, limited liability company, partnership, limited partnership, joint venture, association, joint-stock company, trust, other entity, unincorporated organization or government or any agency or political subdivision thereof.

Events of Default

“Event of default,” when used in the indentures with respect to debt securities of any series, will mean any of the following:

(1) default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(2) default in the payment of the principal of (or premium, if any, on) any debt security of that series at its maturity;

(3) default in the performance, or breach, of any covenant set forth in Article Ten of the applicable indenture (other than a covenant a default in the performance of which or the breach of which is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(4) default in the performance, or breach, of any covenant in the applicable indenture (other than a covenant set forth in Article Ten of such indenture or any other covenant a default in the performance of which or the breach of which is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 180 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(5) we, pursuant to or within the meaning of any bankruptcy law, (i) commence a voluntary case, (ii) consent to the entry of any order for relief against us in an involuntary case, (iii) consent to the appointment of a custodian of us or for all or substantially all of our property or (iv) make a general assignment for the benefit of our creditors;

(6) a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against us in an involuntary case, (ii) appoints a custodian of us or for all or substantially all of our property, or (iii) orders the liquidation of us, and the order or decree remains unstayed and in effect for 60 consecutive days;

(7) default in the deposit of any sinking fund payment when due; or

(8) any other event of default provided with respect to debt securities of that series in accordance with provisions of the indenture related to the issuance of such debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, interest or any premium) if it considers the withholding of notice to be in the interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount outstanding of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Amendments and Waivers

Subject to certain exceptions, the indentures, the debt securities issued thereunder or the subsidiary guarantees may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the then-outstanding debt securities of each series affected by such amendment or supplemental indenture, with each such series voting as a separate class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with respect to each series of debt securities with the consent of the holders of a majority in principal amount of the then-outstanding debt securities of such series voting as a separate class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities).

Without the consent of each holder of the outstanding debt securities affected, an amendment, supplement or waiver may not, among other things:

(1) change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the applicable indenture, change the coin or currency in which any debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date therefor);

(2) reduce the percentage in principal amount of the then-outstanding debt securities of any series, the consent of the holders of which is required for any such amendment or supplemental indenture, or the consent of the holders of which is required for any waiver of compliance with certain provisions of the applicable indenture or certain defaults thereunder and their consequences provided for in the applicable indenture;

(3) modify any of the provisions set forth in (i) the provisions of the applicable indenture related to the holder’s unconditional right to receive principal, premium, if any, and interest on the debt securities or (ii) the provisions of the applicable indenture related to the waiver of past defaults under such indenture;

(4) waive a redemption payment with respect to any debt security; provided, however, that any purchase or repurchase of debt securities shall not be deemed a redemption of the debt securities;

(5) release any guarantor from any of its obligations under its guarantee or the applicable indenture, except in accordance with the terms of such indenture (as amended or supplemented); or

(6) make any change in the foregoing amendment and waiver provisions, except to increase any percentage provided for therein or to provide that certain other provisions of the applicable indenture cannot be modified or waived without the consent of the holder of each then-outstanding debt security affected thereby.

Notwithstanding the foregoing, without the consent of any holder of debt securities, we, the guarantors and the trustee may amend each of the indentures or the debt securities issued thereunder to:

(1) cure any ambiguity or defect or to correct or supplement any provision therein that may be inconsistent with any other provision therein;

(2) evidence the succession of another Person to us and the assumption by any such successor of our covenants therein and, to the extent applicable, of the debt securities;

(3) provide for uncertificated debt securities in addition to or in place of certificated debt securities; provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or in the manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Code;

(4) add a guarantee and cause any Person to become a guarantor, and/or to evidence the succession of another Person to a guarantor and the assumption by any such successor of the guarantee of such guarantor therein and, to the extent applicable, endorsed upon any debt securities of any series;

(5) secure the debt securities of any series;

(6) add to our covenants such further covenants, restrictions, conditions or provisions as we shall consider to be appropriate for the benefit of the holders of all or any series of debt securities (and if such covenants, restrictions, conditions or provisions are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series), to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the applicable indenture as set forth therein, or to surrender any right or power therein conferred upon us; provided, that in respect of any such additional covenant, restriction, condition or provision, such amendment or supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an event of default or may limit the remedies available to the trustee upon such an event of default or may limit the right of the holders of a majority in aggregate principal amount of the debt securities of such series to waive such an event of default;

(7) make any change to any provision of the applicable indenture that does not adversely affect the rights or interests of any holder of debt securities issued thereunder;

(8) provide for the issuance of additional debt securities in accordance with the provisions set forth in the applicable indenture on the date of such indenture;

(9) add any additional defaults or events of default in respect of all or any series of debt securities;

(10) add to, change or eliminate any of the provisions of the applicable indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

(11) change or eliminate any of the provisions of the applicable indenture; provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such amendment or supplemental indenture that is entitled to the benefit of such provision;

(12) establish the form or terms of debt securities of any series as permitted thereunder, including to reopen any series of any debt securities as permitted thereunder;

(13) evidence and provide for the acceptance of appointment thereunder by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee, pursuant to the requirements of such indenture;

(14) conform the text of the applicable indenture (and/or any supplemental indenture) or any debt securities issued thereunder to any provision of a description of such debt securities appearing in a prospectus or prospectus supplement or an offering memorandum or offering circular to the extent that such provision appears on its face to have been intended to be a verbatim recitation of a provision of such indenture (and/or any supplemental indenture) or any debt securities issued thereunder; or

(15) modify, eliminate or add to the provisions of the applicable indenture to such extent as shall be necessary to effect the qualification of such indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or under any similar federal statute subsequently enacted, and to add to such indenture such other provisions as may be expressly required under the Trust Indenture Act.

The consent of the holders is not necessary under either indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment with the consent of the holders under an indenture becomes effective, we are required to mail to the holders of debt securities thereunder a notice briefly describing such amendment. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the amendment.

Legal Defeasance and Covenant Defeasance

Each indenture provides that we may, at our option and at any time, elect to have all of our obligations discharged with respect to the debt securities outstanding thereunder and all obligations of any guarantors of such debt securities discharged with respect to their guarantees (“Legal Defeasance”), except for:

(1) the rights of holders of outstanding debt securities to receive payments in respect of the principal of, or interest or premium, if any, on, such debt securities when such payments are due from the trust referred to below;

(2) our obligations with respect to the debt securities concerning temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities, the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and our and each guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the applicable indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain provisions of each indenture, including certain provisions described in any prospectus supplement (such release and termination being referred to as “Covenant Defeasance”), and thereafter any failure to comply with such obligations or provisions will not constitute a default or event of default. In addition, in the event Covenant Defeasance occurs in accordance with the applicable indenture, any defeasible event of default will no longer constitute an event of default.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium, if any, on, the outstanding debt securities on the stated date for payment thereof or on the applicable redemption date, as the case may be, and we must specify whether the debt securities are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue date of the debt securities, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no default or event of default shall have occurred and be continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit);

(5) the deposit must not result in a breach or violation of, or constitute a default under, any other instrument to which we are, or any guarantor is, a party or by which we are, or any guarantor is, bound;

(6) such Legal Defeasance or Covenant Defeasance must not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the applicable indenture) to which we are, or any of our subsidiaries is, a party or by which we are, or any of our subsidiaries is, bound;

(7) we must deliver to the trustee an officer’s certificate stating that the deposit was not made by us with the intent of preferring the holders of debt securities over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or the creditors of others;

(8) we must deliver to the trustee an officer’s certificate stating that all conditions precedent set forth in clauses (1) through (6) of this paragraph have been complied with; and

(9) we must deliver to the trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications and exclusions) stating that all conditions precedent set forth in clauses (2), (3) and (6) of this paragraph have been complied with.

Satisfaction and Discharge

Each of the indentures will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of debt securities and certain rights of the trustee, as expressly provided for in such indenture) as to all outstanding debt securities issued thereunder and the guarantees issued thereunder when:

(1) either (a) all of the debt securities theretofore authenticated and delivered under such indenture (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for the payment of which money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation or (b) all debt securities not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of us, and we have irrevocably deposited or caused to be deposited with the trustee funds, in an amount sufficient to pay and discharge the entire indebtedness on the debt securities not theretofore delivered to the trustee for cancellation, for principal of, and premium, if any, and interest on, the debt securities to the date of deposit (in the case of debt securities that have become due and payable) or to the stated maturity or redemption date, as the case may be, together with instructions from us irrevocably directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) we have paid all other sums then due and payable under such indenture by us; and

(3) we have delivered to the trustee an officer’s certificate and an opinion of counsel, which, taken together, state that all conditions precedent under such indenture relating to the satisfaction and discharge of such indenture have been complied with.

No Personal Liability of Directors, Managers, Officers, Employees, Incorporators, Partners, Members and Stockholders

No director, manager, officer, employee, incorporator, partner, member or stockholder of us or any guarantor, as such, shall have any liability for any of our obligations or those of the guarantors under the debt securities, the indentures, the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities, upon our issuance of the debt securities and execution of the indentures, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Denominations

Unless stated otherwise in the prospectus supplement for each issuance of debt securities, the debt securities will be issued in denominations of $1,000 each or integral multiples of $1,000.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for the debt securities. We may change the paying agent or registrar without prior notice to the holders of the debt securities, and we may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange debt securities in accordance with the applicable indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require a holder to pay any taxes and fees required by law or permitted by the applicable indenture. We are not required to transfer or exchange any debt security selected for redemption. In addition, we are not required to transfer or exchange any debt security for a period of 15 days before a selection of debt securities to be redeemed.

Subordination

The payment of the principal of, and premium, if any, and interest on, subordinated debt securities and any of our other payment obligations in respect of subordinated debt securities (including any obligation to repurchase subordinated debt securities) is subordinated in certain circumstances in right of payment, as set forth in the subordinated indenture, to the prior payment in full in cash of all senior debt.

We also may not make any payment, whether by redemption, purchase, retirement, defeasance or otherwise, upon or in respect of subordinated debt securities, except from a trust described under ‘‘— Legal Defeasance and Covenant Defeasance,” if

•	a default in the payment of all or any portion of the obligations on any designated senior debt (“payment default”) occurs that has not been cured or waived, or

•	any other default occurs and is continuing with respect to designated senior debt pursuant to which the maturity thereof may be accelerated (“non-payment default”) and, solely with respect to this clause, the trustee for the subordinated debt securities receives a notice of the default (a “payment blockage notice”) from the trustee or other representative for the holders of such designated senior debt.

Cash payments on subordinated debt securities will be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived, and (b) in case of a non-payment default, the earliest of the date on which such non-payment default is cured or waived, the termination of the payment blockage period by written notice to the trustee for the subordinated debt securities from the trustee or other representative for the holders of such designated senior debt, the payment in full of such designated senior debt or 179 days after the date on which the applicable payment blockage notice is received. No new payment blockage period may be commenced unless and until 360 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior payment blockage notice. No non-payment default in respect of designated senior debt that existed or was continuing on the date of delivery of any payment blockage notice to the trustee for the subordinated debt securities will be, or be made, the basis for a subsequent payment blockage notice unless such default shall have been cured or waived for a period of no less than 90 consecutive days.

Upon any payment or distribution of our assets or securities (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the subordinated indenture) in connection with any dissolution or winding up or total or partial liquidation or reorganization of us, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or other marshalling of assets for the benefit of creditors, all amounts due or to become due upon all senior debt shall first be paid in full, in cash or cash equivalents, before the holders of the subordinated debt securities or the trustee on their behalf shall be entitled to receive any payment by or on behalf of us on account of the subordinated debt securities, or any payment to acquire any of the subordinated debt securities for cash, property or securities, or any distribution with respect to the subordinated debt securities of any cash, property or securities. Before any payment may be made by or on behalf of us on any subordinated debt security (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the subordinated indenture) in connection with any such dissolution, winding up, liquidation or reorganization, any payment or distribution of our assets or securities, to which the holders of subordinated debt securities or the trustee on their behalf would be entitled, shall be made by us or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution, or by the holders or the trustee if received by them or it, directly to the holders of senior debt or their representatives or to any trustee or trustees under any indenture pursuant to which any such senior debt may have been issued, as their respective interests appear, to the extent necessary to pay all such senior debt in full, in cash or cash equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such senior debt.

As a result of these subordination provisions, in the event of our liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of our creditors or a marshalling of our assets or liabilities, holders of subordinated debt securities may receive ratably less than other creditors.

Payment and Transfer

Principal, interest and any premium on fully registered debt securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

Fully registered debt securities may be transferred or exchanged at the office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depositary identified in the applicable prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities that it represents, a global security may not be transferred except as a whole:

•	by the applicable depositary to a nominee of the depositary;

•	by any nominee to the depositary itself or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary (“participants”). Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered the owners or holders under the indenture relating to those debt securities.

Payments of the principal of, and any premium, if any, and interest on, individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests in the global security.

We expect that the depositary or its nominee, upon receipt of any payment of principal, any premium or interest relating to a global security representing any series of debt securities, immediately will credit participants’ accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers registered in “street name.” Those payments will be the sole responsibility of those participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Furthermore, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in any authorized denominations.

Governing Law

Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustee

Wells Fargo Bank, National Association, will be the trustee under the indentures. A successor trustee may be appointed in accordance with the terms of the indentures.

The indentures and the provisions of the Trust Indenture Act incorporated by reference therein will contain certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (within the meaning of the Trust Indenture Act), it must eliminate such conflicting interest or resign.

A single banking or financial institution may act as trustee with respect to both the subordinated indenture and the senior indenture. If this occurs, and should a default occur with respect to either the subordinated debt securities or the senior debt securities, such banking or financial institution would be required to resign as trustee under one of the indentures within 90 days of such default, pursuant to the Trust Indenture Act, unless such default were cured, duly waived or otherwise eliminated.

DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

Our subsidiaries may issue unconditional guarantees on an unsecured, unsubordinated basis with respect to senior debt securities that we offer in any prospectus supplement and may issue unconditional guarantees on an unsecured, subordinated basis with respect to subordinated debt securities that we offer in any prospectus supplement. The guarantee of senior debt securities will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of such subsidiary or subsidiaries. The guarantee of the subordinated debt securities will be subordinated in right of payment to all such subsidiary’s or subsidiaries’ existing and future senior indebtedness (as defined in the related prospectus supplement), including any guarantee of senior debt securities, to the same extent and in the same manner as the subordinated debt securities are subordinated to our senior indebtedness (as defined in the related prospectus supplement). Each guarantee will be issued under a supplement to an indenture. The prospectus supplement relating to a particular issue of guarantees will describe the terms of those guarantees, including the following:

•	the series of debt securities to which the guarantees apply;

•	whether the guarantees are secured or unsecured;

•	whether the guarantees are senior or subordinate to other guarantees or debt;

•	the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and

•	any additional terms of the guarantees.

The obligations of our operating subsidiaries under any such guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common stock, preferred stock, debt securities (which may or may not be guaranteed pursuant to guarantees) or units. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will specify the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which, and the currency or currencies in which the securities purchasable upon exercise of, such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

As of September 30, 2009, there were no issued and outstanding warrants to purchase any of our securities.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our debt securities (which may or may not be guaranteed pursuant to guarantees), common stock, preferred stock or units. The rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the persons purchasing or receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby underwriting or other arrangement with one or more underwriters or other purchasers pursuant to which such underwriters or other purchasers may be required to purchase any offered securities remaining unsubscribed for after such rights offering.

Each series of rights will be issued under a separate rights agreement that we will enter into with one or more banks, trust companies or other financial institutions, as rights agent, all of which will be set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The applicable prospectus supplement relating to any rights that we offer will include specific terms of any offering of rights for which this prospectus is being delivered, including the following:

•	the price, if any, per right;

•	the exercise price payable for each share of debt securities, common stock, preferred stock or units upon the exercise of the rights;

•	the number of rights issued or to be issued to each stockholder;

•	the number and terms of the shares of debt securities, common stock, preferred stock or units that may be purchased per each right;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including the terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the respective dates on which the holder’s ability to exercise the rights shall commence and shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights.

The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed with the SEC.

As of September 30, 2009, there were no issued and outstanding rights to purchase any of our securities.
.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities (which may or may not be guaranteed pursuant to guarantees), shares of common stock, shares of preferred stock, rights or warrants or any combination of such securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•	the terms of the units and of any of the debt securities (which may or may not be guaranteed pursuant to guarantees), common stock, preferred stock, rights and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents. The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

We may designate agents to solicit offers to purchase our securities. We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in the applicable prospectus supplement. Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions (including block transactions), at negotiated prices, at a fixed public offering price or at varying prices determined at the time of sale. We will include the names of the managing underwriter(s), as well as any other underwriters, and the terms of the transaction, including the compensation the underwriters and dealers will receive, in our prospectus supplement. If we use an underwriter, we will execute an underwriting agreement with the underwriter(s) at the time that we reach an agreement for the sale of our securities. The obligations of the underwriters to purchase the securities will be subject to certain conditions contained in the underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The underwriters will use a prospectus supplement to sell our securities.

If we use a dealer, we, as principal, will sell our securities to the dealer. The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities. We will include the name of the dealer and the terms of our transactions with the dealer in the applicable prospectus supplement.

We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. In this case, no underwriters or agents would be involved. We will describe the terms of our direct sales in the applicable prospectus supplement.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. In connection with the sale of the securities offered by this prospectus, underwriters may receive compensation from us or from the purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions, which will not exceed 7% of the proceeds from the sale of the securities. Any underwriters, dealers or agents will be identified and their compensation described in the applicable prospectus supplement. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Unless otherwise specified in the applicable prospectus supplement, all securities offered under this prospectus will be a new issue of securities with no established trading market, other than the common stock, which is currently listed and traded on the New York Stock Exchange. We may elect to list any other class or series of securities on a national securities exchange or a foreign securities exchange but are not obligated to do so. Any common stock sold by this prospectus will be listed for trading on the New York Stock Exchange subject to official notice of issuance. We cannot give you any assurance as to the liquidity of the trading markets for any of the securities.

Any underwriter to whom securities are sold by us for public offering and sale may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment transactions involve sales by the underwriters of the securities in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions. These activities may cause the price of the securities to be higher than it would otherwise be. The underwriters will not be obligated to engage in any of the aforementioned transactions and may discontinue such transactions at any time without notice.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Andrews Kurth LLP, Houston, Texas. Any underwriter will be advised about other issues relating to any offering by its own legal counsel. If such counsel to underwriters passes on legal matters in connection with an offering of securities made by this prospectus and a related prospectus supplement, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated balance sheets as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders’ equity and cash flow for each of the three years in the period ended December 31, 2008 of Allis-Chalmers Energy Inc. in the Annual Report on Form 10-K for the year ended December 31, 2008, which are incorporated by reference in this registration statement, have been audited by UHY LLP, independent registered public accounting firm, as stated in their report appearing therein and are incorporated in reliance on the report of such firm given on the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than selling or underwriting discounts and commissions, to be incurred by us in connection with the issuance and distribution of the securities being registered hereby. With the exception of the SEC registration fee, all fees and expenses set forth below are estimates.

SEC registration fee**	$83,700
Blue Sky expenses, including legal fees*	5,000
Printing and engraving expenses*	50,000
Legal fees and expenses*	60,000
Trustee fees and expenses*	25,000
Rating agency fees*	10,000
Accounting fees and expenses*	5,000
Miscellaneous*	10,000

Total	$248,700

*	Estimated solely for the purpose of this Item. Actual expenses may vary.

**	Pursuant to Rule 415(a)(6 and Rule 457(p) under the Securities Act, unused filing fees of $144,943.63 have already been paid with respect to unsold securities that were previously registered pursuant to a registration statement on Form S-3 (File No. 333-139058) filed on December 1, 2006, and such amount is being offset against the filing fee due for this registration statement.

Item 15.	Indemnification of Directors and Officers.

Delaware Corporation Registrants

Allis-Chalmers Energy Inc. (“Allis-Chalmers”) and Allis-Chalmers Holdings Inc. (together with Allis-Chalmers, the “Delaware Corporation Registrants”) are incorporated in the State of Delaware. Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Allis-Chalmers’ Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and its by-laws provide for the indemnification by Allis-Chalmers of each director, officer and employee of Allis-Chalmers to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended.

In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Allis-Chalmers’ Certificate of Incorporation provides that a director of Allis-Chalmers’ shall not be liable to Allis-Chalmers or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(b)(7) of the Delaware General Corporation Law provides that a provision so limiting the personal liability of a director shall not eliminate or limit the liability of a director for, among other things: breach of the duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; unlawful payment of dividends or unlawful stock purchase or redemption pursuant to Section 174 of the Delaware General Corporation Law; and transactions from which the director derived an improper personal benefit.

Allis-Chalmers has obtained officers’ and directors’ liability insurance to insure against liabilities that its officers and directors, in such capacities, may incur.

Reference is made to the form of underwriting agreements to be incorporated by reference in this registration statement for a description of the indemnification arrangements we agree to in connection with offerings of the securities registered hereby.

Delaware LLC Registrants

AirComp LLC and Allis-Chalmers Drilling LLC (the “Delaware LLC Registrants”) are organized in the State of Delaware. Delaware limited liability companies are permitted by Section 18-108 of the Delaware Limited Liability Company Act, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the respective limited liability company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any agreement, vote of members or disinterested directors or otherwise.

The limited liability company agreements of the Delaware LLC Registrants generally provide that the managers, employees and agents of the company are entitled to indemnification and advancement of expenses to the fullest extent permitted by the Delaware Limited Liability Act and by any other applicable law. Such indemnification shall not be deemed exclusive of other rights to which any person may be entitled under any agreement or as a matter of law, or otherwise, both as to action in such person’s official capacity and to action in another capacity.

Managers of each of the Delaware LLC Registrants may purchase and maintain insurance on behalf of the company, the managers, officers, employees and agents of the company and any other indemnitees, at the expense of the company, against any liability asserted against or incurred by them in any such capacity, whether or not the company would have the power to indemnify such persons against such liability under the provisions of the limited liability company agreement of the company.

Texas LLC Registrants

Allis-Chalmers Directional Drilling Services LLC, Allis-Chalmers Management LLC, Allis-Chalmers Production Services LLC, Allis-Chalmers Rental Services LLC and Allis-Chalmers Tubular Services LLC (the

“Texas LLC Registrants”) are organized in the State of Texas. Section 101.402 of the Texas Business Organizations Code, as part of the Texas Limited Liability Company Law, provides that a Texas limited liability company may indemnify a person, pay in advance or reimburse expenses incurred by a person, and purchase or procure or establish and maintain insurance or another arrangement to indemnify or hold harmless a person. For the purposes of Section 101.402 of the TBOC, a person includes a member, manager, or officer of a limited liability company or an assignee of a membership interest in the company.

The limited liability company agreements of the Texas LLC Registrants provide for the indemnification of any manager of the company to the fullest extent permitted by the Texas Limited Liability Company Law or any other applicable law against any claims, losses or liabilities incurred by such manager resulting from the performance of his duties as manager, and the company will make advances for expenses to the managers with respect to such matters to the maximum extent permitted under applicable law. The limited liability company agreements of the Texas LLC Registrants also provide for the indemnification of any person, to the fullest extent permitted by the Texas Limited Liability Company Law, who was or is made party to, is threatened to be made party to, or is involved in any threatened, pending, or completed, proceeding or appeal of such proceeding by reason of the fact he or she, or a person for whom he or she is the legal representative, is or was a member or manager of the company or while a member or manager of the company is or was serving at the request of the company as a managing member, director, officer, partner, venturer, proprietor, trustee, employee, agent, manager or similar functionary of another limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise. Such indemnification will continue as to any person who ceases to serve in the capacity under which such person is initially entitled to such indemnity, and such indemnification rights will be deemed contract rights, and no amendment, modification or repeal of certain provisions in the limited liability company agreements will have the effect of limiting or denying any such rights with respect to actions taken or proceedings arising prior to such amendment, modification or repeal.

The right to indemnification under the limited liability company agreements of the Texas LLC Registrants also includes the right to be paid or reimbursed by the company the reasonable expenses incurred by a person entitled to such indemnification in advance of a final disposition of a proceeding and without any determination as to the person’s ultimate entitlement to indemnification. However, the payment of such expenses shall be made only upon delivery to the company of a written affirmation by such member or manager of his or her good faith belief that they have met the standard of conduct necessary for indemnification under the relevant provisions of the limited liability company agreement and a written undertaking to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified under such provisions of the limited liability company agreement or otherwise.

The right to indemnification and the advancement and payment of expenses under certain provisions of the limited liability company agreements of the Texas LLC Registrants shall not be exclusive of any other right which a member or other person may have under any law, provision of the certificate of formation of the company, the limited liability company agreement of the company, or any other agreement.

The limited liability company agreements of the Texas LLC Registrants permit the companies to purchase and maintain insurance, at its expense, to protect itself and any person who is or was serving as a manager, officer, employee or agent of the company or is or was serving at the request of the company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the company would have the power to indemnify such person against such expense, liability or loss under certain provisions of the limited liability company agreements.

Louisiana LLC Registrants

Petro-Rentals LLC and Rebel Rentals LLC (the “Louisiana LLC Registrants”) are organized in the State of Louisiana. Section 1315A of the Louisiana Limited Liability Company Law (“Louisiana LLC Law”) provides that, subject to specified limitations, the articles of organization or a written operating agreement of a limited liability company may eliminate or limit the personal liability of a member or members, if management is reserved to the members, or a manager or managers, if management is vested in one or more managers, for monetary damages for breach of any duty provided for in Section 1314 of the Louisiana LLC Law. Section 1314 of the Louisiana LLC Law provides that a member, if management is reserved to the members, or a manager, if management is vested in one or more managers, shall be deemed to stand in a fiduciary relationship to the limited liability company and its members and shall discharge his duties in good faith, with the diligence, care, judgment and skill that an ordinary prudent person in a like position would exercise under similar circumstances. Section 1314 also provides that such a member or manager:

•	is protected in discharging his duties in relying in good faith upon specified records, opinions and other information, unless he has knowledge that makes such reliance unwarranted;

•	will not be liable for any action taken on behalf of the limited liability company if he performed the duties of his office in compliance with Section 1314;

•	will not be personally liable to the limited liability company or its members for monetary damages unless he engaged in grossly negligent conduct or conduct that demonstrates a greater disregard of the duty of care than gross negligence; and

•	in making business judgments, fulfills his duty by making such judgments in good faith, if he does not have a conflict of interest with respect to the business judgment, is informed with respect to the subject of the business judgment to the extent the member or manager reasonably believes to be appropriate under the circumstances and rationally believes that the judgment is in the best interests of the limited liability company and its members.

Section 1314 of the Louisiana LLC Law further provides that a person alleging a breach of the duty owed by a member or manager to a limited liability company has the burden of proving the alleged breach of duty, including the inapplicability of specified provisions of Section 1314 as to the fulfillment of the duty, and, in a damage action, the burden of proving that the breach was the legal cause of damage suffered by the limited liability company.

Section 1315A of the Louisiana LLC Law allows the articles of organization or a written operating agreement of a limited liability company to provide for the indemnification of a member or members, or a manager or managers, for judgments, settlements, penalties, fines or expenses incurred because he is or was a member or manager. Section 1315B provides that the indemnification provisions of Section 1315A may not limit or eliminate the liability of a member or manager for the amount of a financial benefit received by a member or manager to which he is not entitled or for an intentional violation of criminal law.

The operating agreements of the Louisiana LLC Registrants provide for the indemnification of any manager of the company to the fullest extent permitted by the Louisiana LLC Law or any other applicable law against any claims, losses or liabilities incurred by such manager resulting from the performance of his duties as manager, and the company will make advances for expenses to the managers with respect to such matters to the maximum extent permitted under applicable law. The operating agreements of the Louisiana LLC Registrants also provide for the indemnification of any person, to the fullest extent permitted by the Louisiana LLC Law, who was or is made party to, is threatened to be made party to, or is involved in any threatened, pending, or completed, proceeding or appeal of such proceeding by reason of the fact he or she, or a person for whom he or she is the legal representative, is or was a member or manager of the company or while a member or manager of the company is or was serving at the request of the company as a managing member, director, officer, partner, venturer, proprietor, trustee, employee, agent, manager or similar functionary of another limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise. Such indemnification will continue as to any person who ceases to serve in the capacity under which such person is initially entitled to such indemnity, and such indemnification rights will be deemed contract rights, and no amendment, modification or repeal of certain provisions in the operating agreements will have the effect of limiting or denying any such rights with respect to actions taken or proceedings arising prior to such amendment, modification or repeal.

The right to indemnification under the operating agreements of the Louisiana LLC Registrants also includes the right to be paid or reimbursed by the company the reasonable expenses incurred by a person entitled to such indemnification in advance of a final disposition of a proceeding and without any determination as to the person’s ultimate entitlement to indemnification. However, the payment of such expenses shall be made only upon delivery to the company of a written affirmation by such member or manager of his or her good faith belief that they have met the standard of conduct necessary for indemnification under the relevant provisions of the operating agreement and a written undertaking to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified under such provisions of the operating agreement or otherwise.

The right to indemnification and the advancement and payment of expenses under certain provisions of the operating agreements of the Louisiana LLC Registrants shall not be exclusive of any other right which a member or other person may have under any law, provision of the articles of organization of the company, the operating agreement of the company, or any other agreement.

The operating agreements of the Louisiana LLC Registrants permit the companies to purchase and maintain insurance, at its expense, to protect itself and any person who is or was serving as a manager, officer, employee or agent of the company or is or was serving at the request of the company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the company would have the power to indemnify such person against such expense, liability or loss under certain provisions of the operating agreements.

Item 16.	Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this registration statement.

Item 17.	Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs A(l)(i), A(l)(ii) and A(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free-writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free-writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. In the event that warrants or rights are to be offered to security holders and any securities not taken by the security holders are to be reoffered to the public, the undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

D. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

E. The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 15, 2009.

ALLIS-CHALMERS ENERGY INC.

By:	/s/ Victor M. Perez
Victor M. Perez
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Munawar H. Hidayatallah	Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	December 15, 2009

/s/ Victor M. Perez Victor M. Perez	Chief Financial Officer (Principal Financial Officer)	December 15, 2009

* Bruce Sauers	Chief Accounting Officer (Principal Accounting Officer)	December 15, 2009

* Saad Bargach	Director	December 15, 2009

* Alejandro P. Bulgheroni	Director	December 15, 2009

* Giovanni Dell’ Orto	Director	December 15, 2009

* Victor F. Germack	Director	December 15, 2009

* James M. Hennessy	Director	December 15, 2009

* Robert E. Nederlander	Director	December 15, 2009

* John T. Reynolds	Director	December 15, 2009

Signature	Title	Date

* Zane Tankel	Director	December 15, 2009

*By:	/s/ Victor M. Perez
Victor M. Perez
Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, each of the co-registrants set forth below (the “Co-Registrants”) has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on December 15, 2009.

AIRCOMP LLC
ALLIS-CHALMERS DIRECTIONAL DRILLING SERVICES LLC
ALLIS-CHALMERS DRILLING LLC
ALLIS-CHALMERS HOLDINGS INC.
ALLIS-CHALMERS MANAGEMENT LLC
ALLIS-CHALMERS PRODUCTION SERVICES LLC
ALLIS-CHALMERS RENTAL SERVICES LLC
ALLIS-CHALMERS TUBULAR SERVICES LLC
PETRO-RENTALS LLC
REBEL RENTALS LLC

By:	/s/ Theodore F. Pound III
Name:     Theodore F. Pound III

Title:	Vice President and Secretary

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the registration statement has been signed on December 15, 2009 by the following persons in the capacities indicated.

In their collective capacity as the board of managers or the board of directors (in the case of Allis-Chalmers Holdings Inc.) of:

AIRCOMP LLC
ALLIS-CHALMERS DIRECTIONAL DRILLING LLC
ALLIS-CHALMERS HOLDINGS INC.
ALLIS-CHALMERS MANAGEMENT LLC
ALLIS-CHALMERS PRODUCTION SERVICES LLC
ALLIS-CHALMERS RENTAL SERVICES LLC
ALLIS-CHALMERS TUBULAR SERVICES LLC
PETRO-RENTALS LLC
REBEL RENTALS LLC

/s/ Munawar H. Hidayatallah Munawar H. Hidayatallah, Manager or Director, as applicable	/s/ Theodore F. Pound III Theodore F. Pound III, Manager or Director, as applicable

In his capacity as the sole manager of the following Co-Registrant:

ALLIS-CHALMERS DRILLING LLC

/s/ Theodore F. Pound III Theodore F. Pound III, Manager

EXHIBIT INDEX

Exhibit
No.		Exhibit

**1	.1	Form of Underwriting Agreement for each of the securities registered hereby.
2.1		First Amended Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code, dated September 14, 1988, which includes the First Amended and Restated Joint Plan of Reorganization dated September 14, 1988 (incorporated by reference to Allis-Chalmers Energy Inc.’s Current Report on Form 8-K dated December 1, 1988).
2.2		Reorganization Trust Agreement dated September 14, 1988 by and between Allis-Chalmers Corporation and John T. Grigsby, Jr., Trustee (incorporated by reference to Exhibit D of the First Amended and Restated Joint Plan of Reorganization dated September 14, 1988 included in Allis-Chalmers Energy Inc.’s Current Report on Form 8-K dated December 1, 1988).
2.3		Agreement and Plan of Merger dated as of May 9, 2001 by and among Allis-Chalmers Corporation, Allis-Chalmers Acquisition Corp. and Oil Quip Rentals, Inc. (incorporated by reference to Exhibit 2.1 to Allis-Chalmers Energy Inc.’s Current Report on Form 8-K filed May 15, 2001).
2.4		Stock Purchase Agreement dated February 1, 2002 by and between Allis-Chalmers Corporation and Jens H. Mortensen, Jr. (incorporated by reference to Exhibit 10.1 to Allis-Chalmers Energy Inc.’s Current Report on Form 8-K filed February 21, 2002).
2.5		Stock Purchase Agreement dated February 1, 2002 by and among Allis-Chalmers Corporation, Energy Spectrum Partners LP, and Strata Directional Technology, Inc. (incorporated by reference to Exhibit 2.10 to Allis-Chalmers Energy Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001).
2.6		Stock Purchase Agreement dated August 10, 2004 by and among Allis-Chalmers Corporation and the investors named thereto (incorporated by reference to Exhibit 10.37 to the Registration Statement on Form S-1 (Registration No. 118916) filed on September 10, 2004).
2.7		Amendment to Stock Purchase Agreement dated August 10, 2004 (incorporated by reference to Exhibit 10.38 to the Registration Statement on Form S-1 (Registration No. 118916) filed on September 10, 2004).
2.8		Addendum to Stock Purchase Agreement dated September 24, 2004 (incorporated by reference to Exhibit 10.55 to Allis-Chalmers Energy Inc.’s Current Report on Form 8-K filed on September 30, 2004).
2.9		Asset Purchase Agreement dated November 10, 2004 by and among AirComp LLC, a Delaware limited liability company, Diamond Air Drilling Services, Inc., a Texas corporation, and Marquis Bit Co., L.L.C., a New Mexico limited liability company, Greg Hawley and Tammy Hawley, residents of Texas and Clay Wilson and Linda Wilson, residents of New Mexico (incorporated by reference to Exhibit 10.61 to Allis-Chalmers Energy Inc.’s Current Report on Form 8-K filed on November 16, 2004).
2.10		Purchase Agreement and related Agreements by and among Allis-Chalmers Corporation, Chevron USA, Inc., Dale Redman and others dated December 10, 2004 (incorporated by reference to Exhibit 10.63 to Allis-Chalmers Energy Inc.’s Current Report on Form 8-K filed on December 16, 2004).
2.11		Stock Purchase Agreement, dated April 1, 2005, by and among Allis-Chalmers Energy Inc., Thomas Whittington, Sr., Werlyn R. Bourgeois and SAM and D, LLC. (incorporated by reference to Exhibit 10.51 to Allis-Chalmers Energy Inc.’s Current Report on Form 8-K filed on April 5, 2005).
2.12		Stock Purchase Agreement, effective May 1, 2005, by and among Allis-Chalmers Energy Inc., Wesley J. Mahone, Mike T. Wilhite, Andrew D. Mills and Tim Williams (incorporated by reference to Exhibit 10.51 to Allis-Chalmers Energy Inc.’s Current Report on Form 8-K filed on May 6, 2005).
2.13		Purchase Agreement, dated July 11, 2005, among Allis-Chalmers Energy Inc., Mountain Compressed Air, Inc. and M-I, L.L.C. (incorporated by reference to Exhibit 10.42 to Allis-Chalmers Energy Inc.’s Current Report on Form 8-K filed on July 15, 2005).
2.14		Asset Purchase Agreement, dated July 11, 2005, between AirComp LLC, W.T. Enterprises, Inc. and William M. Watts (incorporated by reference to Exhibit 10.43 to Allis-Chalmers Energy Inc.’s Current Report on Form 8-K filed on July 15, 2005).

Exhibit
No.	Exhibit

2.15	Asset Purchase Agreement by and between Patterson Services, Inc. and Allis-Chalmers Tubular Services, Inc. (incorporated by reference to Exhibit 10.44 to Allis-Chalmers Energy Inc.’s Current Report on Form 8-K filed on September 8, 2005).
2.16	Stock Purchase Agreement, dated as of December 20, 2005, between Allis-Chalmers Energy Inc. and Joe Van Matre (incorporated by reference to Exhibit 10.33 to Allis-Chalmers Energy Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005).
2.17	Stock Purchase Agreement, dated as of April 27, 2006, by and among Bridas International Holdings Ltd., Bridas Central Company Ltd., Associated Petroleum Investors Limited and Allis-Chalmers Energy Inc. (incorporated by reference to Exhibit 2.3 to Allis-Chalmers Energy Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006).
2.18	Stock Purchase Agreement, dated as of October 17, 2006, by and between Allis-Chalmers Production Services, Inc. and Randolph J. Hebert (incorporated by reference to Exhibit 10.1 to Allis-Chalmers Energy Inc.’s Current Report on Form 8-K filed on October 19, 2006).
2.19	Asset Purchase Agreement, dated as of October 25, 2006, by and between Allis-Chalmers Energy Inc. and Oil & Gas Rental Services, Inc. (incorporated by reference to Exhibit 10.1 to Allis-Chalmers Energy Inc.’s Current Report on Form 8-K filed on October 26, 2006).
2.20	Agreement and Plan of Merger by and among Allis-Chalmers Energy Inc., Bronco Drilling Company, Inc. and Elway Merger Sub, Inc., dated as of January 23, 2008 (incorporated by reference to Exhibit 2.1 to Allis-Chalmers Energy Inc.’s Form 8-K filed on January 24, 2008).
2.21	First Amendment, dated as of June 1, 2008, to the Agreement and Plan of Merger, by and among Allis-Chalmers Energy Inc., Elway Merger Sub, Inc. and Bronco Drilling Company, Inc. (incorporated by reference to Exhibit 2.1 to Allis-Chalmers Energy Inc.’s Form 8-K filed on June 2, 2008).
2.22	Stock Purchase Agreement, dated December 19, 2008, by and between Allis-Chalmers Energy Inc. and BrazAlta Resources Corp. (filed as Exhibit 2.22 to Allis-Chalmers Energy Inc.’s Annual Report on Form 10-K filed on March 9, 2009).
4.1	Specimen Stock Certificate of Common Stock of Allis-Chalmers Corporation (incorporated by reference to Allis-Chalmers Energy Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
4.2	Provisions defining the rights of holders of common stock set forth in the Amended and Restated Certificate of Incorporation of Allis-Chalmers Corporation, as amended to date (incorporated by reference to Exhibits 3.1, 3.2, 3.4 and 3.5 above) and the Amended and Restated Bylaws of Allis-Chalmers Energy Inc. (incorporated by reference to Exhibit 3.3 above).

Exhibit
No.		Exhibit

4.3		Specimen Stock Certificate of Common Stock of Allis-Chalmers Corporation (incorporated by reference to Exhibit 4.1 to Allis-Chalmers Energy Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
4.4		Registration Rights Agreement, dated as of March 31, 1999, by and between Allis-Chalmers Corporation and the Pension Benefit Guaranty Corporation (incorporated by reference to Exhibit 10.3 to Allis-Chalmers Energy Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).
4.5		Registration Rights Agreement dated as of January 29, 2007 by and among Allis-Chalmers Energy Inc., the Guarantors named therein and the Initial Purchasers named therein (incorporated by reference to Exhibit 10.2 to Allis-Chalmers Energy Inc.’s Current Report on Form 8-K filed on January 29, 2007).
4.6		Registration Rights Agreement dated as of January 18, 2006 by and among Allis-Chalmers Energy Inc., the Guarantors named therein and the Initial Purchasers named therein (incorporated by reference to Exhibit 10.2 to Allis-Chalmers Energy Inc.’s Current Report on Form 8-K filed on January 24, 2006).
4.7		Registration Rights Agreement dated as of August 14, 2006 by and among Allis-Chalmers Energy Inc., the guarantors listed on Schedule A thereto and RBC Capital Markets Corporation (incorporated by reference to Exhibit 10.1 to Allis-Chalmers Energy Inc.’s Form 8-K filed on August 14, 2006).
4.8		Indenture dated as of January 18, 2006 by and among Allis-Chalmers Energy Inc., the Guarantors named therein and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 4.1 to Allis-Chalmers Energy Inc.’s Current Report on Form 8-K filed on January 24, 2006).
4.9		First Supplemental Indenture dated as of August 11, 2006 by and among Allis-Chalmers GP, LLC, Allis-Chalmers LP, LLC, Allis-Chalmers Management, LP, Rogers Oil Tool Services, Inc., Allis-Chalmers Energy Inc., the other Guarantors (as defined in the Indenture referred to therein) and Wells Fargo Bank, N.A (incorporated by reference to Exhibit 4.2 to Allis-Chalmers Energy Inc.’s Form 8-K filed on August 14, 2006).
4.10		Second Supplemental Indenture dated as of January 23, 2007 by and among Petro-Rentals, Incorporated, Allis-Chalmers Energy Inc., the other Guarantor parties thereto and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 10.1 to Allis-Chalmers Energy Inc.’s Current Report on Form 8-K filed on January 24, 2007).
4.11		Indenture, dated as of January 29, 2007, by and among Allis-Chalmers Energy Inc., the Guarantors named therein and Wells Fargo Bank, N.A. (incorporated by reference to Exhibit 4.1 to Allis-Chalmers Energy Inc.’s Current Report on Form 8-K filed on January 29, 2007).
4.12		Form of 9.0% Senior Note due 2014 (incorporated by reference to Exhibit A to Exhibit 4.1 to Allis-Chalmers Energy Inc.’s Current Report on Form 8-K filed on January 24, 2006).
4.13		Form of 8.5% Senior Note due 2017 (incorporated by reference to Exhibit A to Exhibit 4.1 to Allis-Chalmers Energy Inc.’s Current Report on Form 8-K filed on January 29, 2007).
4.14		Investment Agreement, dated May 20, 2009, between Allis-Chalmers Energy Inc. and Lime Rock Partners V, L.P. (incorporated by reference to Exhibit 4.1 to Allis-Chalmers Energy Inc.’s Current Report on Form 8-K filed on May 27, 2009).
4.15		First Amendment to Investment Agreement, dated June 25, 2009, between Allis-Chalmers Energy Inc. and Lime Rock Partners V, L.P. (incorporated by reference to Exhibit 4.1 to Allis-Chalmers Energy Inc.’s Current Report on Form 8-K filed on July 1, 2009).
4.16		Second Amendment to Investment Agreement, dated September 1, 2009, between Allis-Chalmers Energy Inc. and Lime Rock Partners V, L.P. (incorporated by reference to Exhibit 4.1 to Allis-Chalmers Energy Inc.’s Current Report on Form 8-K filed on September 2, 2009).
4.17		Registration Rights Agreement, dated June 26, 2009, between Allis-Chalmers Energy Inc. and Lime Rock Partners V, L.P. (incorporated by reference to Exhibit 4.2 to Allis-Chalmers Energy Inc.’s Current Report on Form 8-K filed on July 1, 2009).
**4	.18	Form of Certificate of Designations of Preferred Stock of Allis-Chalmers Energy Inc.
***4	.19	Form of Senior Indenture (including form of senior debt security).
***4	.20	Form of Subordinated Indenture (including form of subordinated debt security).

Exhibit
No.		Exhibit

**4	.21	Form of Warrant Agreement (including form of warrant certificate).
**4	.22	Form of Rights Agreement (including form of rights certificate).
**4	.23	Form of Unit Agreement (including form of unit certificate).
*5	.1	Opinion of Andrews Kurth LLP regarding legality of the securities being registered by Allis-Chalmers Energy Inc.
*5	.2	Opinion of Liskow & Lewis APLC.
**8	.1	Opinion of Andrews Kurth LLP regarding material U.S. federal income tax matters.
*12	.1	Statement of computation of ratios of earnings to fixed charges.
*23	.1	Consent of UHY LLP.
*23	.2	Consent of Andrews Kurth LLP (included in Exhibit 5.1).
*23	.3	Consent of Liskow & Lewis, APLC (included in Exhibit 5.2).
***24	.1	Powers of Attorney.
***25	.1	Form T-1 Statement of Eligibility and Qualification of Trustee under Trust Indenture Act of 1939 regarding the Senior Debt Securities.
***25	.2	Form T-1 Statement of Eligibility and Qualification of Trustee under Trust Indenture Act of 1939 regarding the Subordinated Debt Securities.

*	Filed herewith.

**	To be filed by amendment or as an exhibit to Current Report on Form 8-K filed at a later date in connection with a specific offering.

***	Previously filed.